                                                               EXHIBIT 2.06

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              INTERSIL CORPORATION

                           INTERSIL (PENNSYLVANIA) LLC

                                       AND

                       FAIRCHILD SEMICONDUCTOR CORPORATION



                          DATED AS OF JANUARY 20, 2001
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                                TABLE OF CONTENTS
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ARTICLE I DEFINITIONS AND TERMS...................................................................................1

         Section 1.1.      Definitions............................................................................1
         Section 1.2.      Other Definitional Provisions..........................................................9

ARTICLE II PURCHASE AND SALE.....................................................................................10

         Section 2.1.      Purchase and Sale of Assets of the Business...........................................10
         Section 2.2.      Nonassignment of Assets...............................................................11
         Section 2.3.      Excluded Assets of the Business.......................................................12
         Section 2.4.      Assumption of Certain Obligations of the Business.....................................14
         Section 2.5.      Retained Liabilities of the Business..................................................15
         Section 2.6.      Purchase Price........................................................................17
         Section 2.7.      Allocation of Purchase Price..........................................................18
         Section 2.8.      Apportionment at Closing and Related Matters..........................................19

ARTICLE III CLOSING..............................................................................................19

         Section 3.1.      Closing...............................................................................19

ARTICLE IV CONDITIONS TO CLOSING.................................................................................21

         Section 4.1.      Conditions to the Obligations of Purchaser and Seller.................................21
         Section 4.2.      Conditions to the Obligations of Purchaser............................................21
         Section 4.3.      Conditions to the Obligations of Seller...............................................22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................23

         Section 5.1.      Organization and Qualification........................................................23
         Section 5.2.      Authorization.........................................................................23
         Section 5.3.      Binding Effect........................................................................24
         Section 5.4.      Non-Contravention.....................................................................24
         Section 5.5.      Seller Consents and Approvals.........................................................24
         Section 5.6.      Absence of Material Changes...........................................................24
         Section 5.7.      No Litigation.........................................................................25
         Section 5.8.      Compliance with Laws..................................................................25
         Section 5.9.      Environmental Matters.................................................................26
         Section 5.10.     Material Contracts....................................................................26
         Section 5.11.     Intellectual Property.................................................................28
         Section 5.12.     Real Property.........................................................................28
         Section 5.13.     Assets................................................................................29
         Section 5.14.     Inventory.............................................................................29
         Section 5.15.     Financial Information.................................................................29
         Section 5.16.     Taxes.................................................................................30
         Section 5.17.     Employee Benefits.....................................................................30
         Section 5.18.     Undisclosed Liabilities...............................................................31
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         Section 5.19.     Brokers...............................................................................31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................32

         Section 6.1.      Organization and Qualification........................................................32
         Section 6.2.      Corporate Authorization...............................................................32
         Section 6.3.      Binding Effect........................................................................32
         Section 6.4.      Non-Contravention.....................................................................32
         Section 6.5.      Purchaser Consents and Approvals......................................................32
         Section 6.6.      No Litigation.........................................................................32
         Section 6.7.      Financial Capability..................................................................33
         Section 6.8.      Condition of Conveyed Assets..........................................................33
         Section 6.9.      Brokers...............................................................................34

ARTICLE VII COVENANTS............................................................................................34

         Section 7.1.      Information and Documents; Access to Employees........................................34
         Section 7.2.      Conduct of Business...................................................................34
         Section 7.3.      Reasonable Best Efforts; Certain Governmental Matters.................................35
         Section 7.4.      Employees and Employee Benefits.......................................................37
         Section 7.5.      Bulk Transfer Laws....................................................................42
         Section 7.6.      Compliance with WARN, Etc.............................................................42
         Section 7.7.      Insurance.............................................................................43
         Section 7.8.      Names and Logo........................................................................43
         Section 7.9.      Covenant Not to Compete; Confidentiality..............................................43
         Section 7.10.     Further Assurances....................................................................44
         Section 7.11.     Books and Records.....................................................................44
         Section 7.12.     Accounts Receivable and Accounts Payable..............................................44
         Section 7.13.     Supply Agreement......................................................................44
         Section 7.14.     Cooperation and Exchange of Information...............................................45
         Section 7.15.     Conveyance Taxes......................................................................45
         Section 7.16.     Mountaintop Lease.....................................................................46

ARTICLE VIII SURVIVAL AND INDEMNIFICATION........................................................................46

         Section 8.1.      Survival; Knowledge of Breach.........................................................46
         Section 8.2.      Indemnification.......................................................................46
         Section 8.3.      Method of Asserting Claims, etc.......................................................47
         Section 8.4.      Indemnification Amounts...............................................................49
         Section 8.5.      Losses Net of Insurance, Etc..........................................................49
         Section 8.6.      Sole Remedy/Waiver....................................................................50
         Section 8.7.      No Punitive Damages...................................................................50
         Section 8.8.      Scope of Damages......................................................................50
         Section 8.9.      No Set-Off............................................................................50

ARTICLE IX TERMINATION...........................................................................................50
         Section 9.1       Termination...........................................................................50



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         Section 9.2.      Effect of Termination.................................................................51
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ARTICLE X MISCELLANEOUS..........................................................................................51

         Section 10.1.     Notices...............................................................................51
         Section 10.2.     Amendment; Waiver.....................................................................52
         Section 10.3.     Assignment............................................................................52
         Section 10.4.     Entire Agreement......................................................................52
         Section 10.5.     Fulfillment of Obligations............................................................52
         Section 10.6.     Parties in Interest...................................................................52
         Section 10.7.     Public Disclosure.....................................................................53
         Section 10.8.     Return of Information.................................................................53
         Section 10.9.     Expenses..............................................................................53
         Section 10.10.    Schedules.............................................................................53
         Section 10.11.    Governing Law.........................................................................53
         Section 10.12.    Counterparts..........................................................................53
         Section 10.13.    Headings..............................................................................54
         Section 10.14.    Severability..........................................................................54
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                                List of Schedules

1.1(a)            "Knowledge of Purchaser" Individuals
1.1(b)            "Knowledge of Seller" Individuals
1.1(c)            Permitted Encumbrances
2.1(e)            Patents
2.3(q)            Excluded Assets
2.4(a)            Indebtedness of the Business
3.1(b)(ix)        Seller's Closing Consents and Approvals
5.5               Seller Consents and Approvals
5.6               Material Changes
5.7               Seller Litigation
5.8(a)            Compliance with Laws
5.8(b)            Permits and Licenses Necessary at Mountaintop Facility
5.9               Environmental Matters
5.10              Material Contracts
5.11              Intellectual Property
5.12              Real Property
5.13(a)           Sufficiency of Assets
5.13(b)           Fixed Assets Listing
5.15              Financial Information
5.16              Taxes
5.17              Seller Plans
5.19              Seller Brokers
6.5               Purchaser Consents and Approvals
6.6               Purchaser Litigation
6.9               Purchaser Brokers
7.2               Conduct of Business
7.4(a)(1)         Employees
7.4(a)(2)         Affected Employees
7.4(j)            Collective Bargaining Agreements


[In accordance with paragraph (b)(2) of Item 601 of Regulation S-K, copies of the above schedules are not filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule to the Securities and Exchange Commission upon request.]

                                       iv
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                                List of Exhibits

3.1(b)(ii)        Deed
3.1(b)(iii)       Bill of Sale
3.1(b)(iv)        Assignment and Assumption Agreement
3.1(b)(v)         Partial Assignment and Assumption of the ChipPAC Agreement
3.1(b)(vi)        IP Agreement
3.1(b)(vii)       Transition Services Agreement
3.1(b)(viii)      Supply Agreement
4.2(f)            Union Letter



[In accordance with paragraph (b)(2) of Item 601 of Regulation S-K, copies of the above exhibits are not filed herewith. The registrant agrees to furnish supplementally a copy of any such exhibit to the Securities and Exchange Commission upon request.]

                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement is made and entered into as of the 20th day of January, 2001 by and among Intersil Corporation, a Delaware corporation ("Intersil") and Intersil (Pennsylvania) LLC, a Delaware limited liability company (jointly and severally, the "Seller"), and Fairchild Semiconductor Corporation, a Delaware corporation ("Purchaser"). Seller and Purchaser are individually referred to as a "Party" and collectively as the "Parties."

                                   Background

                  A. Seller is engaged in the Business (as defined below).

                  B. Seller and its Affiliates own the Conveyed Assets (as defined below).

                  C. The Parties desire that Seller and its Affiliates shall sell and transfer to Purchaser and Purchaser shall purchase from Seller and its Affiliates all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein.

                  In consideration of the premises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be legally bound hereby, the Parties agree as follows:

                               ARTICLE I
                        DEFINITIONS AND TERMS

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                  "Accounts Receivable" shall mean all of the Business's trade and other accounts receivable as of the Closing Date.

                  "Affected Employee" shall mean an Employee who shall accept an offer of employment or offer of continuation of employment by Purchaser on or prior to the Closing Date pursuant to Section 7.4 hereof (or with respect to an Employee subject to Section 7.4(f), after the Closing Date).

                  "Affiliate" shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made; provided, however, that "Affiliate" shall not include any shareholder of Purchaser or Seller or any Person who would be an Affiliate of Purchaser or Seller solely because such Person is an Affiliate of such shareholder.

                  "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "Allocation" shall have the meaning set forth in Section 2.7 hereof.

                  "Asset Allocation Statements" shall have the meaning set forth in Section 2.7 hereof.

                  "Assignment and Assumption" shall have the meaning set forth in Section 3.1(b)(iv) hereof.

                  "Assumed Contracts" shall have the meaning set forth in
Section 2.1(c) hereof.

                  "Assumed Liabilities" shall have the meaning set forth in
Section 2.4 hereof.

                  "Basket Amount" shall have the meaning set forth in Section
8.4 hereof.

                  "Bill of Sale" shall have the meaning set forth in Section 3.1(b)(iii) hereof.

                  "Business" shall mean Seller's Discrete Power Products semiconductor business, including, without limitation, as conducted by Seller from the Mountaintop Facility and related warehouses and sales offices, wherever located.

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                  "Buyer Indemnitees" shall have the meaning set forth in
Section 8.2(a) hereof.

                  "Cap" shall have the meaning set forth in Section 8.4 hereof.

                  "Cash Equivalents" shall mean checks, money orders, marketable or other securities, short-term instruments and other cash equivalents, demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any United States Governmental Authority.

                  "Claim Notice" shall have the meaning set forth in Section 8.3(a) hereof.

                  "Closing" shall mean the closing of the transactions contemplated by this Agreement.

                  "Closing Balance Sheet" shall have the meaning set forth in
Section 2.6(d) hereof.

                  "Closing Date" shall have the meaning set forth in Section 3.1(a) hereof.

                  "Closing Date Liabilities" shall mean the amount of the absolute value of those Assumed Liabilities as would be set forth on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Competing Business" shall have the meaning set forth in
Section 7.9(a) hereof.

                  "Confidential Information" shall have the meaning set forth in
Section 7.9(b) hereof.

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                  "Confidentiality Agreement" shall mean the Confidentiality
Agreement, dated October 30, 2000, between Seller and Purchaser.

                  "Conveyance Tax" or "Conveyance Taxes" shall have the meaning set forth in Section 7.15 hereof.

                  "Conveyed Assets" shall have the meaning set forth in Section
2.1 hereof, it being understood that the Conveyed Assets do not include the Excluded Assets.

                  "Deed" shall have the meaning set forth in Section 3.1(b)(ii).

                  "Discrete Devices" shall mean "Semiconductor Products" characterized as "Discretes" in the "Product Definitions for Billings" section (the "Definition Section") of the World Semiconductor Trade Statistics Participant Manual for the year 2001, dated January 14, 2001, to the extent that such characterization does not conflict with those semiconductor products characterized as "Integrated Circuits" in the Definition Section, provided however that nothing in this definition shall be interpreted to prevent Seller and its Subsidiaries from making, using, selling, offering for sale, or importing multi-chip modules using both "Discretes" and "Integrated Circuits" technology as defined or characterized in the Definition Section.

                  "Drop-Dead Date" shall have the meaning set forth in Section 9.1(b) hereof.

                  "Employee" shall mean any individual who as of the Closing Date, (i) shall be (or in the case of clause (ii)(C) below, is scheduled to become) an employee of Seller who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii) either (A) shall have been employed and at work on the Closing Date, or (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, layoff, vacation, parental leave of absence, or other absence or leave of absence consistent with Seller's policies, practices and procedures in effect at the time such absence or leave commenced (such Employees under this clause (B), "Inactive Employees"), or (C) shall have received an offer of employment with the Business in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

                  "Environmental Law" shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction relating to the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) and/or to the Management, Release, or threat of Release of Hazardous Substances, in each case as in effect as of the Closing Date.

                  "Environmental Losses" shall mean the amount of all claims, losses, settlements, fines, liabilities, damages, deficiencies, costs, and expenses, including, without limitation, losses resulting from defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', accountants', and expert witnesses' fees, interest, penalties, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided by Section 8.2(a) of this Agreement for Environmental Losses suffered, sustained, asserted against, incurred or required to be paid by law by any of Buyer Indemnitees and whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute, present or future.

                  "Environmental Permits" shall mean a permit held by or for the benefit of Seller pursuant to an Environmental Law and required to carry on the Business as conducted as of the date of this Agreement.

                  "Environmental Site Assessments" shall have the meaning set forth in Section 5.9 hereof.

                  "Equipment" shall have the meaning set forth in Section 2.1(b) hereof.

                  "Equipment Leases" shall have the meaning set forth in Section 2.1(b) hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in Section 5.17(d) hereof.

                  "Excluded Assets" shall have the meaning set forth in Section
2.3 hereof.

                  "Excluded Contract" shall have the meaning set forth in
Section 2.3(r) hereof.

                  "Financial Information" shall have the meaning set forth in
Section 5.15 hereof.

                  "GAAP" shall mean generally accepted accounting principles and practices in effect in the United States of America from time to time, as consistently applied by Seller.

                  "Governmental Authority" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

                  "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable laws, ordinances or regulations of any Governmental Authority.

                  "Harris" shall mean Harris Corporation, a Delaware corporation.

                  "Harris Agreement" shall mean that certain Amended and Restated Master Transaction Agreement among Intersil Holding Corporation, Intersil Corporation and Harris, dated June 2, 1999.

                  "Hazardous Substances" shall mean any hazardous, toxic or polluting substances, materials or wastes (including those substances within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.Section 9601 et. seq.), and any petroleum and petroleum products.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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                  "Indemnified Party" shall mean any party entitled to
indemnification pursuant to Article VIII hereof.

                  "Indemnifying Party" shall mean any party required to indemnify another party pursuant to Article VIII hereof.

                  "Intellectual Property" shall mean (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents , all improvements to the inventions disclosed in each such registration, or Patent,
(iii) trademarks, service marks, trade dress, logos, slogans, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression,
(v) mask works and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents, and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law, (xiii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing, and
(xiv) licenses of any of the foregoing.

                  "Intersil" shall mean Intersil Corporation, a Delaware corporation.

                  "Inventories" shall mean all inventory of the Business held for resale by the Business and all raw materials, work in process, finished products, shipments in transit, wrapping and supply and packaging items primarily used or held for use in the Business, including, without limitation, consigned inventory and inventory of the Business held by customers of the Business, wherever located.

                  "IP Agreement" shall have the meaning set forth in Section 3.1(b)(vi) hereof.

                  "IRS" shall mean the Internal Revenue Service of the United States or any successor agency.

                  "Knowledge of Purchaser" shall mean the actual knowledge, following due inquiry, of the persons set forth on Schedule 1.1(a).

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                  "Knowledge of Seller" shall mean the actual knowledge,
following due inquiry, of the persons set forth on Schedule 1.1(b).

                  "Laws" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

                  "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

                  "Liens" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

                  "LLC" shall mean Intersil (Pennsylvania) LLC, a Delaware limited liability company.

                  "Loss" or "Losses" shall have the meaning set forth in Section 8.2(a) hereof.

                  "Manage" or "Management" means to use, recycle, possess, generate, treat, manufacture, process, handle, store, transport or dispose of Hazardous Substances.

                  "Material Adverse Effect" shall mean an effect that is materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any effect resulting from (i) general economic conditions or any occurrence or condition affecting the semiconductor industry generally and (ii) any materially adverse change in the Business or Conveyed Assets which is cured (including by payment of money) to Purchaser's reasonable satisfaction before the earlier of the Closing Date or termination of this Agreement.

                  "Material Contracts" shall have the meaning set forth in
Section 5.10 hereof.

                  "Minimum Cleanup Standard" shall have the meaning set forth in
Section 8.3(b) hereof.

                  "Mortgage to be Released" shall have the meaning set forth in
Section 5.12(e).

                  "Mountaintop Facility" shall mean any or all of Seller's manufacturing facility and other operations located at 125 Crestwood Road, Mountaintop, Luzerne County, Pennsylvania.

                  "Mountaintop Lease" shall have the meaning set forth in
Section 7.16 hereof.

                  "National Labor Relations Act" shall have the meaning set forth in Section 7.4(f) hereof.

                  "Non-Mountaintop Employees" shall have the meaning set forth in Section 7.4(a) hereof.

                  "Notice Period" shall have the meaning set forth in Section 8.3(a) hereof.

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                  "Partial Assignment" shall have the meaning set forth in
Section 3.1(b)(v) hereof.

                  "Party" or "Parties" shall have the meaning set forth in the heading of this Agreement.

                  "Patents" shall mean U.S. and non-U.S. patents, patent applications and industrial design registrations, together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents, industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

                  "Permitted Designee" shall have the meaning set forth in
Section 8.3(a) hereof.
                  "Permitted Encumbrances" shall mean (i) all liens, security interests, mortgages, charges or encumbrances approved in writing by Purchaser,
(ii) statutory liens, security interests, mortgages, licenses or other rights granted on Intellectual Property, including the license agreements identified in
Schedule 2.3(q), charges or encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (iii) such imperfections of title as do not materially adversely affect the value or impair the use of the property subject thereto, (iv) liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (v) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like liens and security obligations that are not delinquent, (vi) zoning, building and other similar governmental restrictions and liens imposed by operation of law, or (vii) such liens, security interests, mortgages, charges or encumbrances and other imperfections of title scheduled on Schedule 1.1(c).

                  "Person" shall mean an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust or other entity or organization.

                  "Plan" shall mean any material employee benefit plan as defined in Section 3(3) of ERISA sponsored by Seller, for the benefit of any Employee.

                  "Pre-Closing Environmental Liability" or "Pre-Closing Environmental Liabilities" means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to Purchaser prior to Closing, any and all Environmental Losses arising out of or related to (a) the presence, Release, threat of Release, Management or exposure to the extent occurring prior to the Closing Date (and the migration thereof, regardless of when such migration occurs, and the post-Closing consequences of such presence, Release, threatened Release, Management, or exposure) of or to Hazardous Substances at, on, in or under any of the Conveyed Assets, the Excluded Assets, or any property previously owned, operated, or leased by Seller or any of its Affiliates or predecessors or in connection with the operation of the Business, on-site or off-site; (b) arising from the pre-Closing off-site transportation, storage, treatment, recycling, or Release (including disposal) of Hazardous Substances Managed or Released by Seller or any of its Affiliates or predecessors or in connection with the operation of the Business; or (c) any violation of any Environmental Law to the extent existing as of the Closing Date or related to conditions existing as of the Closing Date

(including, without limitation, (1) the wastewater discharge from the Site having a pH of less than 5.0 identified in the letter from the United States Environmental Protection Agency, dated December 1, 2000, (2) the treatment in the wastewater treatment plant of fluoride in the wastewater to the extent required to comply with Environmental Laws as such laws are in effect as of the Closing Date, (3) the treatment of suspended solids in wastewater to the extent required under Environmental Laws and required to be undertaken in connection with the letter, dated December 5, 2000, from the Mountaintop Area Joint Sanitary Authority to Seller, and (4) any other post-Closing consequences and costs and expenses for pollution control equipment required to bring the Conveyed Assets or the Business into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Purchaser to come into compliance).

                  "Purchase Price" shall have the meaning set forth in Section 2.6(a) hereof.

                  "Purchase Price Adjustment" shall have the meaning set forth in Section 2.6(b) hereof.

                  "Purchaser" shall have the meaning set forth in the heading of this Agreement.

                  "Purchaser Plan" shall mean any material employee benefit plan as defined in Section 3(3) of ERISA sponsored by Purchaser, for the benefit of any employee of Purchaser.

                  "Purchaser Savings Plan" shall have the meaning set forth in
Section 7.4(b)(ii) hereof.

                  "Real Property" shall have the meaning set forth in Section
5.12 hereof.

                  "Reference Amount" shall have the meaning set forth in Section 2.6(b) hereof.

                  "Release" means any spill, leaking, pumping, pouring, emitting, emptying, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or allowing the escape, of any Hazardous Substance, or threat thereof, into surface water, soil, sediment, air or groundwater at or from any property.

                  "Remedial Action" shall mean any action required by applicable Environmental Laws or a Governmental Authority to remediate soil, surface water, groundwater or sediments in response to a Release of Hazardous Substances, including, but not limited to, any associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release and post-remediation monitoring of any such Release, and the costs of documenting, reporting, negotiating or resolving the above.

                  "Retained Liabilities" shall have the meaning set forth in
Section 2.5 hereof.

                  "Selected Accountants" shall have the meaning set forth in
Section 2.6(c) hereof.

                  "Seller" shall have the meaning set forth in the heading of this Agreement.

                  "Seller LTD Plan" shall have the meaning set forth in Section 7.4(g) hereof.

                  "Seller Savings Plan" shall have the meaning set forth in
Section 7.4(b)(ii) hereof.

                  "Site" means the parcel of approximately eighty (80) acres which is located at 125 Crestwood Road, Mountaintop, Luzerne County, Pennsylvania as identified in the Deed.

                  "Special Representations" shall have the meaning set forth in
Section 8.1(a).

                  "Subsidiary" shall mean an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller or Purchaser, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Seller or Purchaser, as the case may be, until such time as it no longer qualifies as a subsidiary under the first sentence of this definition.

                  "Supply Agreement" shall have the meaning set forth in Section 3.1(b)(viii) hereof.

                  "Tax" or "Taxes" shall mean all taxes, duties or other similar assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

                  "Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

                  "Title Commitment" shall have the meaning set forth in Section 7.3(b) hereof.

                  "Title Company" shall have the meaning set forth in Section 4.2(g) hereof.

                  "Transition Services Agreement" shall have the meaning set forth in Section 3.1(b)(vii) hereof.

                  "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended.

     Section 1.2      Other Definitional Provisions.

                    (a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1. Purchase and Sale of Assets of the Business. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, or shall cause its Affiliates to, sell, convey, assign and transfer to Purchaser and Purchaser shall purchase, acquire and accept from Seller and such Affiliates, free and clear of all Liens, other than Permitted Encumbrances (except for the Mortgage to be Released), all right, title and interest of Seller and its Affiliates in the assets, properties and rights owned or held by Seller or its Affiliates on the date hereof (i) constituting or located within the Mountaintop Facility or (ii) relating primarily to the Business, wherever located (except in any case for Excluded Assets and subject to any decreases or dispositions thereof not inconsistent with the terms of this Agreement) (collectively, the "Conveyed Assets"). Without limiting the foregoing, the Conveyed Assets shall include, without limitation all rights, title and interest of Seller and its Affiliates in and to, those certain assets, properties and rights described in the following clauses (a) through (m):

                  (a) the Real Property;

                  (b) the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by Seller either (i) within or located at the Mountaintop Facility or (ii) primarily used by the Business, wherever located (the "Equipment"), including without limitation a certain ISMECA tester sorter consigned to ChipPAC, Incorporated and any other equipment primarily related to the Business and consigned to subcontractors, and leases relating to such Equipment so leased by Seller (the "Equipment Leases"), together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any such Equipment or any component thereof;

                  (c) subject to Section 2.2 hereof, except for the Excluded Contracts, the contracts, leases, licenses, agreements and commitments relating primarily to the Business, including, but not limited to, those set forth on
Schedule 5.10 and those not required to be disclosed on such Schedule because they do not meet the thresholds set forth in Section 5.10 (excluding contracts, leases, licenses, agreements and commitments relating to the Excluded Assets) (collectively with the Equipment Leases described in clause (b) above and the Intellectual Property licenses transferred pursuant to the IP Agreement, the "Assumed Contracts");

                  (d) the Inventories of the Business;

                  (e) Intellectual Property assigned in accordance with the IP Agreement. Except as expressly set forth in the IP Agreement, Purchaser expressly understands that Seller is not assigning or transferring to Purchaser any right, title or interest in or to the name "INTERSIL" or any derivation thereof, as well as any related or similar name, or any other related trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

                  (f) transferable Governmental Authorizations and Environmental Permits held by or issued to Seller relating to the Mountaintop Facility or primarily to the Business;

                  (g) all customer and vendor lists to the extent relating to the Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Business;

                  (h) all rights of Seller under express or implied warranties from vendors related to the Conveyed Assets;

                  (i) all goodwill related to the Business;

                  (j) any and all causes of action against third parties to the extent relating to the Conveyed Assets or Assumed Liabilities, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments, and the like, whether received as payment or credit against future liabilities or otherwise;

                  (k) all product efficacy data, advertising materials, marketing plans, distribution programs, cost and pricing information, customer lists and other similar information primarily used or held for use in the Business;

                  (l) all agreements between Seller and any third party regarding confidentiality or non-disclosure of any information related to the Business, the Conveyed Assets or Assumed Liabilities; and

                  (m) any books, ledgers, files, reports, plans, payroll and personnel records and operating records to the extent related to or maintained by, the Business, except those in the possession of Seller's independent public accountants (including the workpapers of such independent public accountants).

                  Notwithstanding anything to the contrary contained in this Agreement, Seller may retain copies of any contracts, books, ledgers, files, reports, plans, operating records, or any other document or materials (i) which also relate to the other businesses of Seller which do not constitute part of the Business or (ii) which it must retain pursuant to any applicable statute, rule, regulation or ordinance or for financial reporting purposes, tax purposes or in connection with the Retained Liabilities, so long as in either case Seller keeps such materials relating to the Business confidential pursuant to Section 7.9(b) hereof.

         Section 2.2. Nonassignment of Assets.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, lease, sublease, transfer, conveyance or delivery, or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery, to

Purchaser of any Environmental Permits or any asset that would be a Conveyed Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Law or would require any authorization, approval, consent or waiver by any Governmental Authority or Person, and such authorization, approval, consent or waiver shall not have been obtained prior to the Closing, the Closing shall proceed, subject to Article IV, without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset (and the failure to obtain such authorization, approval, consent or waiver and the failure to sell, assign, convey or deliver such assets shall not constitute a breach of this Agreement by Seller), and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such asset or an attempt thereof. In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the Parties shall use reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Seller shall not compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such asset and to Seller the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Purchaser at the Closing. To the extent that Purchaser is provided the benefits pursuant to this Section 2.2 of any contract, Purchaser shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Purchaser, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, lease, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, leased, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, lease, sublease, transfer, convey or deliver such asset to Purchaser at no additional cost to Purchaser. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.2, then Seller and Purchaser shall enter into such arrangements (including leasing, subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder. Seller shall pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Seller in connection with its use of any asset (net of any Taxes and any other costs imposed upon Seller) in connection with the arrangements under this Section 2.2.

                  (b) To the extent that any Material Contract constitutes an Excluded Contract solely as a result of the failure of such Material Contract to be included on Schedule 5.10, Purchaser shall cooperate with Seller to assist Seller in fulfilling Seller's obligations under such Material Contract.

         Section 2.3. Excluded Assets of the Business. Notwithstanding any provision in this Agreement, Seller shall retain, with respect to the Business, the following (the "Excluded Assets"):

                  (a) Accounts Receivable, cash, Cash Equivalents and all prepaid expenses and other assets of the character that would be included in the line item "Assets--

Other" on a balance sheet of the Business as of the Closing Date prepared on a basis consistent with the Business's practice as of September 30, 2000;

                  (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in any Person;

                  (c) any and all of Seller's rights in any contract or arrangement representing an intercompany transaction between Seller and any Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

                  (d) all Tax Returns and all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, including, without limitation, interest thereon, whether or not the foregoing are derived from the Business;

                  (e) the minute books, stock transfer books, corporate seal and other similar books and records of Seller and its Affiliates;

                  (f) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

                  (g) except as expressly set forth herein, all assets of any employee benefit plan;

                  (h) except for the limited transitional rights provided in the IP Agreement, all rights, title and interests in or to the name "INTERSIL," or any derivation thereof, as well as any related or similar name, and any other related trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

                  (i) any and all causes of action against third parties to the extent relating to Excluded Assets or Retained Liabilities or not relating to the Business or any of the Conveyed Assets or Assumed Liabilities, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments, and the like, whether received as payment or credit against future liabilities or otherwise;

                  (j) all real property, other than the Real Property;

                  (k) any governmental licenses, permits and approvals (including Environmental Permits) issued to Seller, to the extent their transfer is not permitted by law;

                  (l) any rights in, to and under all contracts, arrangements, permits or licenses of any nature, of which the obligations of Seller thereunder are not expressly assumed by Purchaser hereunder;

                  (m) any books, ledgers, files, reports, plans and operating records that Seller or any of its Affiliates are required to retain pursuant to any applicable statute, rule, regulation or ordinance (copies of which will be made available to Purchaser to the extent permitted by law) or which relate to the Excluded Assets or the Retained Liabilities;

                  (n) all assets not related primarily to the Business;

                  (o) any Intellectual Property not assigned under the IP Agreement;

                  (p) all of Seller's rights under this Agreement and any agreement or other written instrument entered into in connection with the transactions contemplated hereby;

                  (q) those assets listed in Schedule 2.3(q) hereto;

                  (r) any contracts, agreements or arrangements with distributors or independent sales representatives (in either case whether or not relating to the Business), any real property leases, equipment and maintenance agreements with respect to any leased real property, those contracts, agreements or arrangements designated with a notation on Schedule 5.10 hereto, any contract required to be disclosed in Schedule 5.10 hereto but not so disclosed and any other contracts, agreements or arrangements that relate both to the Business and the other businesses of Seller and its Affiliates (any of the foregoing, an "Excluded Contract");

                  (s) any packaging and test equipment located at Seller's Palm Bay, Florida facility;

                  (t) all assets relating to any and all employee benefit plans, policies, programs and practices maintained or contributed to by Seller or its Affiliates, except as provided in Section 7.4;

                  (u) any equipment located at any location of Seller other than the Mountaintop Facility; and

                  (v) Seller's disaster recovery system located at the Mountaintop Facility.

         Section 2.4. Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume all Liabilities of Seller to the extent relating to the Conveyed Assets or the Business and arising in the ordinary course of business, other than the Retained Liabilities, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, (all of the foregoing liabilities and obligations being herein collectively called the "Assumed Liabilities"). Assumed Liabilities shall include, without limitation, the following:

                  (a) the indebtedness of the Business evidenced by the agreements listed on Schedule 2.4(a);


                  (b) product warranty obligations limited to, at Purchaser's option, repair, replace or provide product purchase price credit to customers and contractual obligations with distributors for price adjustments or product repurchase, in each case arising from the manufacture, distribution or sale of any products of the Business prior to, on or after the Closing Date, provided that in no event shall Purchaser's obligations under this Section 2.4(b) be deemed to constitute the assignment of any contract, agreement or arrangement with any distributor or independent sales representative or of any rights thereunder, or the assumption by Purchaser of any obligations or duties under any such contract, agreement or arrangement except as expressly provided in this Section 2.4(b) or Section 2.4(f);

                  (c) any Tax that may be imposed by any Federal, State or local government on the ownership, sale, operation or use of the Conveyed Assets after the Closing Date, except for any income taxes attributable to income received by Seller;

                  (d) all Liabilities of the Business arising and to be performed after the Closing Date under or relating to the Assumed Contracts (but specifically excluding breaches by Seller or any of Seller's Affiliates of any contracts relating to the Business or as a result of the transactions contemplated by this Agreement);

                  (e) all Liabilities with respect to Employees who are Affected Employees or are otherwise employed by Purchaser after the Closing Date (including, without limitation, any Liabilities relating to the hiring, employment or termination of employment by Purchaser of any Employee or other individual, or with respect to vacation accruals or sick leave (in each case to the extent accrued in Closing Date Liabilities) and holiday accruals (whether or not accrued in the Closing Date Liabilities) consistent with Seller's policies as historically applied); and

                  (f) all Liabilities for commissions due to independent sales representatives with respect to orders placed prior to Closing and for which the customer has not yet been billed, provided the revenues associated with such order are recognized by Purchaser, regardless of whether Purchaser assumes any agreement with such sales representative.

                  Purchaser's obligations under this Section 2.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Schedule or Exhibit hereto, or any closing or other document contemplated by this Agreement or any Schedule or Exhibit hereto, any right or alleged right of indemnification hereunder, or for any other reason.

         Section 2.5. Retained Liabilities of the Business. Notwithstanding any provision in this Agreement, Purchaser shall not assume or in any way be responsible for, and Seller shall retain and be responsible for the following debts, claims, commitments, liabilities and obligations of Seller and the Business (the "Retained Liabilities"):

                  (a) Liabilities for which Seller expressly has responsibility pursuant to the terms of this Agreement or any of the agreements entered into in connection with the transactions contemplated hereby;

                  (b) Liabilities to the extent arising out of or relating to the Excluded Assets;

                  (c) Liabilities of Seller and its Affiliates to any of its employees, including, without limitation, former employees and retirees, and their statutory bargaining representatives, including, without limitation, Liabilities for payroll, withholdings, social security or similar disability related taxes, claims for workers' compensation, harassment, wrongful termination/discharge, employment discrimination, severance or under any benefit plan or collective bargaining agreement or for any retention or stay-on bonuses, except as expressly provided herein, including in Section 7.4 (whether or not any such employee is a member of a union and whether or not any such employee is an Affected Employee);

                  (d) the accounts payable of Seller (including accounts payable relating exclusively to the Business existing as of the Closing Date);

                  (e) all Liabilities for commissions owed to independent sales representatives in respect of the Accounts Receivable;

                  (f) all liabilities relating to any and all employee benefit plans, policies, programs and practices maintained or contributed to by Seller or its Affiliates with respect to any and all Employees except as provided in
Section 7.4;

                  (g) all intercompany Liabilities or Liabilities to Seller's Affiliates;

                  (h) all Liabilities relating to Excluded Contracts, except to the extent expressly assumed pursuant to Section 2.4(b) or (f);

                  (i) any and all Liabilities for Taxes related to the Business or the Conveyed Assets for taxable periods prior to and including the Closing Date, except that Seller's sole liability for Conveyance Taxes is limited as set forth in Section 7.15;

                  (j) all Pre-Closing Environmental Liabilities;

                  (k) all Liabilities of Seller or any Seller Affiliate to the extent arising out of or relating to the conduct of any business other than the Business;

                  (l) all Liabilities of Seller or any Seller Affiliate arising out of matters occurring, or obligations incurred, after the Closing;

                  (m) (i) all Liabilities for indebtedness for money borrowed other than under the agreements listed on Schedule 2.4(a), (ii) guaranties of liabilities that would not constitute Assumed Liabilities and (iii) liens other than the Permitted Encumbrances (except for the Mortgage to be Released);

                  (n) all Liabilities of Seller or any Seller Affiliate for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) Seller or any Seller Affiliate based upon an actual or alleged breach of fiduciary duty of such person prior to Closing;

                  (o) Liabilities of Seller or any Seller Affiliate for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or any of the agreements or transactions contemplated hereby, or any other proposed transaction for the sale of the Business, including without limitation the fees, expenses and disbursements of Seller's counsel, accountants (except as may be specifically agreed separately in writing by Purchaser) and financial advisors;

                  (p) Liabilities to which Purchaser, any Conveyed Assets or the Business become subject arising solely out of a failure to comply with bulk sales laws or any similar laws;

                  (q) all Liabilities arising out of, resulting from or relating to claims, whether founded upon contract, negligence, strict liability, Intellectual Property infringement, in tort or other similar legal theory, seeking compensation or recovery for or relating to Losses, injury to person or damage to property arising out of the conduct of the Business prior to the Closing Date, in any case whether or not disclosed in any Schedule hereto;

                  (r) Liabilities of the Business arising during or related to periods prior to the Closing Date to the extent the amount of such Liability or obligation is covered by a policy of insurance or other indemnity agreement maintained for the benefit of the Business, unless the rights under any such indemnity agreement have been assigned to Purchaser;

                  (s) all liabilities in respect of customer returns and allowances and product warranty claims (except Liabilities expressly assumed by Purchaser under Section 2.4(b)) including without limitation warranty claims for rework costs or equipment repair costs;

                  (t) any Liability or obligation arising out of, or related to, any business or product line formerly owned or operated by Seller or any Seller Affiliate or predecessor thereof but not presently so operated;

                  (u) any Liability or other obligation arising out of, or related to any indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of any business or product line formerly owned or operated by Seller or any Seller Affiliate or any predecessor thereof but not presently so owned or operated; and

                  (v) Liabilities for which Seller has any claim against Harris, its successors or Affiliates.

         Section 2.6 . Purchase Price.

                  (a) In consideration of the sale and transfer of the Conveyed Assets, Purchaser shall (i) pay to Seller for the benefit of Seller or for appropriate Affiliates thereof, if any, who shall have sold assets under this Agreement pursuant to Section 2.1 an aggregate amount of $338,000,000 (the "Purchase Price"), in immediately available funds, by wire transfer in accordance with written instructions given by Seller to Purchaser not less than two (2) Business Days prior to the Closing, which consideration shall be adjusted pursuant to Section 2.6(b) below and allocated as described in Section 2.7; and (ii) assume the Assumed Liabilities.

                  (b) Notwithstanding any other provision of this Agreement, the Purchase Price shall be adjusted upward or downward on a dollar-for-dollar basis, by the amount by which Closing Date Liabilities, as reflected in the Closing Balance Sheet to be agreed pursuant to Section 2.6(c) below, is greater than or less than $7,800,000 (the "Reference Amount") (as finally determined pursuant to Section 2.6(c) and (d), the "Purchase Price Adjustment").

                  (c) Within thirty (30) days after the Closing Date, Seller shall submit to Purchaser for Purchaser's review a balance sheet of the Business as of the Closing Date and Seller's calculation of the actual amount of the Closing Date Liabilities and, in this connection, each party reasonably shall make available to the other all relevant books and records. In the event that Seller and Purchaser are unable to agree with respect to any determination of the Closing Date Liabilities within twenty (20) days after the delivery by Seller of the proposed balance sheet, Seller and Purchaser hereby agree that such determination shall be referred to Arthur Andersen LLP (the "Selected Accountants"), which shall promptly make a determination. The determination of the Selected Accountants shall be conclusive and binding on each party. During the review by the Selected Accountants, Purchaser and Seller will each make available to the Selected Accountants such individuals and such information, books and records as may be reasonably required by the Selected Accountants to make their final determination. One-half of the fees of the Selected Accountants shall be borne by Seller, and one-half shall be borne by Purchaser.

                  (d) The balance sheet reflecting the Closing Date Liabilities as agreed by the Parties or as determined by the Selected Accountants in accordance with Section 2.6(c) shall be deemed the "Closing Balance Sheet." Upon the final determination of the Closing Balance Sheet, if the Closing Date Liabilities reflected therein as of the Closing Date are greater than the Reference Amount, Seller shall pay to Purchaser the Purchase Price Adjustment and if the Closing Date Liabilities reflected therein as of the Closing Date are less than the Reference Amount, Purchaser shall pay to Seller the Purchase Price Adjustment, in either case within five (5) Business Days by wire transfer of immediately available funds.

         Section 2.7 Allocation of Purchase Price. Seller and Purchaser recognize their mutual obligations pursuant to Section 1060 of the Code (and any comparable provisions of any other Tax law) to timely file IRS Form 8594 (or comparable form) and subsequent Forms 8594 (or comparable forms), if any are required, with each of their respective Tax Returns (the "Asset Allocation Statements"). Accordingly, Seller and Purchaser agree to cooperate in the preparation of any Asset Allocation Statements. Seller and Purchaser shall agree that Purchaser shall direct KPMG LLP (a) to perform an appraisal of the fair market value of the Conveyed Assets and allocate the Purchase Price among the Conveyed Assets in a manner that is reasonably acceptable to Purchaser's outside auditors (the "Allocation") and (b) to complete the appraisal and Allocation of the Real Estate prior to the Closing Date and of everything else prior to the later of the Closing Date or March 31, 2001. The cost of the appraisal shall be borne by Purchaser. Each of Seller and Purchaser shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto concerning resolution of the dispute. Seller and Purchaser agree that the Allocation shall be made in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

         Section 2.8. Apportionment at Closing and Related Matters.

                  (a) At the Closing, the Parties shall make the usual adjustments relating to the Business as of the Closing Date (except that Purchaser shall be fully responsible for those items contained in the Closing Balance Sheet constituting Assumed Liabilities), including prepaid lease payments, security deposits, rents, real estate taxes, local improvements charges, assessments (special and ordinary), sewer impost charges, utility charges, water rents, monthly maintenance charges, rebates and royalties, deposits and prepaid expenses with any public utility or any municipal, governmental or other public authority, wages and any other ongoing charges, if any, and all such payments, taxes and charges shall be apportioned and adjusted as of the Closing Date, and at the Closing the net amount thereof shall be pro rata paid by Seller to Purchaser or paid by Purchaser to Seller, as the case may be. Any such apportionments and adjustments shall be subject to correction for any errors or omissions that subsequently may be discovered provided that the Party discovering such error or omission provides written notice of same to the other Party. Such other Party shall, within 30 days after receipt of such notice, reimburse the Party delivering such notice for the full amount of such error or omission.

                  (b) If at any time after the Closing Date (i) Seller shall come into possession of any of the Assumed Liabilities or Conveyed Assets, Seller shall immediately transfer such assets or liabilities to Purchaser or
(ii) Purchaser shall come into possession of any of the Retained Liabilities or Excluded Assets, Purchaser shall immediately transfer such assets or liabilities to Seller.

                                   ARTICLE III
                                     CLOSING

         Section 3.1. Closing. (a) The Closing shall take place at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania at 10:00 A.M., eastern standard time, on the later of (i) March 21, 2001, or (ii) the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the Parties may mutually agree; provided, however, that the Closing shall not occur later than the date specified in Section 9.1(b) of this Agreement. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

                  (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

                           (i) the certificate referred to in Section 4.2(c)
                  hereof;

                           (ii) a deed substantially in the form set forth in
Exhibit 3.1(b)(ii) for the Owned Real Property (the "Deed") executed by the LLC;

                           (iii) a Bill of Sale or Bills of Sale substantially
in the form set forth in Exhibit 3.1(b)(iii) (the "Bill of Sale") executed by Seller;

                           (iv) an Assignment and Assumption Agreement
substantially in the form set forth in Exhibit 3.1(b)(iv) (the "Assignment and Assumption") executed by Seller;

                           (v) a Partial Assignment and Assumption of the
ChipPAC Agreement substantially in the form set forth in Exhibit 3.1(b)(v) (the "Partial Assignment") executed by Seller and ChipPAC;

                           (vi) an Intellectual Property Assignment and License
Agreement substantially in the form set forth in Exhibit 3.1(b)(vi) (the "IP Agreement") executed by Seller;

                           (vii) a Transition Services Agreement substantially
in the form set forth in Exhibit 3.1(b)(vii) (the "Transition Services Agreement") executed by Seller;

                           (viii) a Supply Agreement substantially in the form
set forth in Exhibit 3.1(b)(viii) (the "Supply Agreement") executed by Seller;

                           (ix) all other instruments and documents required on
Seller's part to effectuate and consummate the transactions contemplated hereby in a form and substance reasonably satisfactory to Purchaser and its counsel, including those consents and approvals listed on Schedule 3.1(b)(ix); and

                           (x) an opinion of Dechert, counsel for Seller/Stephen
M. Moran, general counsel for Seller, in a form reasonably satisfactory to Purchaser and Reed Smith LLP, counsel for Purchaser.

                  (c) At the Closing, Purchaser shall deliver to Seller the following:

                           (i) the sum of the Purchase Price by wire transfer in
immediately available funds to up to three accounts specified in writing by Seller at least two (2) days prior to the Closing Date;

                           (ii) the certificate referred to in Section 4.3(c)
hereof;

                           (iii) the Bill of Sale executed by Purchaser;

                           (iv) the Assignment and Assumption executed by
Purchaser;

                           (v) the Partial Assignment and Assumption executed by
                  Purchaser and ChipPAC;


                           (vi) the IP Agreement executed by Purchaser;

                           (vii) the Transition Services Agreement executed by
Purchaser;

                           (viii) the Supply Agreement executed by Purchaser;

                           (ix) all other instruments and documents required on
Purchaser's part to effectuate and consummate the transactions contemplated hereby in a form and substance reasonably satisfactory to Seller and its counsel, and

                           (x) an opinion of Reed Smith LLP, counsel for
Purchaser/Daniel E. Boxer, general counsel for Purchaser in a form reasonably satisfactory to Purchaser and Dechert, counsel for Seller.

                                   ARTICLE IV
                              CONDITIONS TO CLOSING

         Section 4.1. Conditions to the Obligations of Purchaser and Seller. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

                  (a) there shall not (i) be in effect any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, or
(ii) have been commenced, and shall be continuing, any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement;

                  (b) the waiting period required under the HSR Act, including any extensions thereof, shall have expired or have been terminated, and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated and no other waiting period (including any extensions thereof) or any investigation by a Governmental Authority relating to the transactions contemplated hereby shall be unexpired or pending which investigation, in the reasonable opinion of counsel, is likely to result in an action or proceeding seeking to enjoin the entire transaction contemplated herein; and

                  (c) any approvals or actions of any Governmental Authority having jurisdiction necessary lawfully to consummate the transactions contemplated hereby shall have been given or taken and Seller shall have obtained all those consents and approvals listed on Schedule 3.1(b)(xi).

         Section 4.2. Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

                  (a) Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and shall have complied in all material respects with each covenant to be performed and complied with hereunder at or before the Closing (other than Seller's covenants with respect to delivery of documents at the Closing which shall be performed in all respects); provided, however, that those agreements, obligations and covenants which are qualified by materiality or absence of Material Adverse Effect shall have been complied with in all respects;

                  (b) the representations and warranties of Seller contained herein that are qualified by materiality limitations shall be true and correct and those that are not qualified by materiality limitations shall be true and correct in all material respects, in each case as of the time of Closing with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, except those representations and warranties that address matters only as of a particular date which, if qualified by materiality limitations, shall be true and correct and, if not qualified by materiality limitations, shall be true and correct in all material respects as of that date;

                  (c) Purchaser shall have received a certificate of Seller, dated as of the Closing Date and validly executed by an officer of Seller, certifying as to the fulfillment of the matters set forth in paragraphs (a) and
(b) of this Section 4.2;

                  (d) Seller shall have received all authorizations and approvals from Governmental Authorities, to the extent required to be obtained prior to Closing for the operation of the Business after Closing and such other consents, authorizations, and approvals listed on Schedule 3(b)(ix);

                  (e) Seller shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(b);

                  (f) Purchaser shall have received a letter from Local Union No. 177, International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO substantially in the form set forth in Exhibit 4.2(f); and

                  (g) Purchaser shall have obtained, at Purchaser's sole cost and expense, from Lawyers Title Insurance Company (the "Title Company"), ALTA owner's policies of title insurance, covering the Real Property, which shall be free and clear of all Liens, easements, rights-of-way, encroachments, and other encumbrances except for the Permitted Encumbrances (except for the Mortgage to be Released).

         Section 4.3. Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

                  (a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and shall have complied in all material respects with each covenant to be performed and complied with hereunder at or before the Closing (other than Purchaser's covenants with respect to delivery of documents at the Closing which shall be performed in all respects); provided, however, that those agreements, obligations and covenants which are qualified by materiality or absence of material adverse effect shall have been complied with in all respects;

                  (b) the representations and warranties of Purchaser contained herein that are qualified by materiality limitations shall be true and correct and those that are not qualified by materiality limitations shall be true and correct in all material respects, in each case as of the time of Closing with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, except those representations and warranties that address matters only as of a particular date which, if qualified by materiality limitations, shall be true and correct and, if not qualified by materiality limitations, shall be true and correct in all material respects as of that date;

                  (c) Seller shall have received a certificate of Purchaser, dated as of the Closing Date and validly executed by an officer of Purchaser, certifying as to the fulfillment of the matters set forth in paragraphs (a) and
(b) of this Section 4.3; and

                  (d) Purchaser shall have made or caused to be made delivery to Seller of the items required by Section 3.1(c).

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Purchaser as follows:

         Section 5.1. Organization and Qualification. Intersil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Intersil and LLC is qualified to do business as a foreign corporation or foreign limited liability company, as the case may be, and is in good standing under the laws of each jurisdiction in which the nature of the property owned or leased by it in the conduct of the Business requires it to be so qualified, except where the failure to be so qualified and in good standing, would not be reasonably expected to have a Material Adverse Effect.

         Section 5.2. Authorization.

                  (a) Intersil has all requisite corporate power and corporate authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and the documents contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Intersil of this Agreement and the documents contemplated hereby, and the performance by Intersil of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action, including but not limited to shareholder consent, if necessary, and no other corporate proceedings are required by Intersil in connection with the execution, delivery and performance of this Agreement and the documents contemplated hereby.

                  (b) LLC has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and the documents contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by LLC of this Agreement and the documents contemplated hereby, and the performance by LLC of its obligations hereunder and thereunder, have been duly authorized by all requisite action, including but not limited to member consent, if necessary, and no other proceedings are required by LLC in connection with the execution, delivery and performance of this Agreement and the documents contemplated hereby.

         Section 5.3. Binding Effect. Each of this Agreement and the documents contemplated hereby constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

         Section 5.4. Non-Contravention. The execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby does not and will not (i) violate any provision of the certificate of incorporation or bylaws of Intersil, (ii) violate any provision of the Certificate of Formation or Operating Agreement of LLC, (iii) subject to obtaining the consents referred to in Schedule 5.5, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller with respect to, or to a loss of any benefit of the Business to which Seller is entitled with respect to, the Conveyed Assets, (iv) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Seller is subject, except, with respect to clauses (iii) and (iv), for any violations, conflicts, defaults, terminations, cancellations or accelerations as will not, individually or in the aggregate, be material to the Business as a whole.

         Section 5.5. Seller Consents and Approvals. Other than as set forth in
Schedule 5.5, the execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller do not require any consent or approval of any Governmental Authority or any Person, except (i) for consents or approvals, the failure of which to obtain, will not have a Material Adverse Effect individually or in the aggregate, (ii) for the notification requirements of the HSR Act, (iii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not be material to the Business as a whole, and (iv) as may be necessary as a result of facts or circumstances relating solely to Purchaser.

         Section 5.6. Absence of Material Changes. Since December 29, 2000, except to the extent as set forth in Schedule 5.6, there has not been, with respect to the Business, any:

                  (a) adverse change (or series of related changes) in the Business, financial condition, assets, liabilities or results of operations that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

                  (b) damage, destruction, condemnation or loss of any material asset of Seller related to the Business (whether or not covered by insurance) or event that would reasonably be expected to have a Material Adverse Effect;

                  (c) sale, lease, license, abandonment or other disposition by Seller of any material assets, except in the ordinary course of business;

                  (d) material strike, walkout, or other work stoppage or any union organizing effort by or respecting the Employees;

                  (e) increase in the salaries or other compensation or benefits payable or to become payable to Employees (except increases in the ordinary course of business, consistent with past practice) or advance or loan to any officer of the Business or any Employee (except advances of ordinary business expenses or otherwise in the ordinary course of business, consistent with past practice);

                  (f) termination of (other than by expiration) or material amendment to any Material Contract or any relinquishment of any material rights under any Material Contract;

                  (g) liens or encumbrances granted or incurred in respect of any Conveyed Asset (other than Permitted Encumbrances);

                  (h) material Liability incurred which would otherwise be an Assumed Liability, other than those incurred in the ordinary course of business;

                  (i) oral or written notice received by Seller from a material customer of or supplier to the Business that such customer or supplier has breached its obligations to Seller or has or intends to discontinue its relationship with the Business;

                  (j) resignation or termination of employment of any of the key officers or employees of the Business, or oral or written notice received of any impending or threatened resignation or resignations or termination or terminations of employment that would reasonably be expected to have a Material Adverse Effect;

                  (k) material revaluations by Seller of any of the Conveyed Assets; or

                  (l) change in Seller's accounting methods or practices with respect to the condition, operations, properties, assets or Liabilities of the Business.

         Section 5.7. No Litigation. Except as may be set forth on Schedule 5.7, there are no claims, actions, suits, orders or investigations, either at law or in equity, or any proceedings by or before any court or Governmental Authority or arbitrator pending, or to the Knowledge of Seller, threatened against Seller that (i) if asserted and decided adversely to Seller or any Affiliate, could materially and adversely affect the operations of the Business, or (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict the consummation by Seller of the transactions contemplated by this Agreement.

         Section 5.8. Compliance with Laws.

                  (a) Except with respect to Environmental Laws (which are the subject of Section 5.9) and except as set forth in Schedule 5.8(a), Seller is in compliance in all material respects with all Laws applicable to the ownership or operation of the Conveyed Assets or the Business; and

                  (b) All permits, licenses and authorizations issued by Governmental Authorities and necessary for the conduct of the Business at the Mountaintop Facility are listed on Schedule 5.8(b) and each such permit, license and authorization is in full force and effect and for the benefit of Seller.

         Section 5.9. Environmental Matters. To the Knowledge of Seller, and except as set forth in Schedule 5.9, the environmental site assessments and other documentation and correspondence provided to Purchaser by Seller (collectively, the "Environmental Site Assessments"):

                  (a) To the Knowledge of Seller, and except as set forth in
Schedule 5.9(a) and the Environmental Site Assessments, the Conveyed Assets (i) are in substantial compliance with Environmental Laws and/or Environmental Permits, and (ii) none of the Conveyed Assets is undergoing, nor has Seller received notice that it is subject to, Remedial Action or enforcement actions under any or all applicable Environmental Laws and/or Environmental Permits;

                  (b) To the Knowledge of Seller, the Business has obtained all Environmental Permits required under all applicable Environmental Laws in relation to the Conveyed Assets, except for such failures that are not reasonably likely to have a Material Adverse Effect;

                  (c) Seller has not received from any Person or Governmental Authority, and is not as of the date of this Agreement subject to, any claim, demand, complaint, order, consent decree, request for information, or written notice of violation which asserts that Seller is or may be in violation of any Environmental Law or that Seller is responsible for a Pre-Closing Environmental Liability at any of the Conveyed Assets;

                  (d) Section 5.9 and Section 5.8(b) to the extent relating to Environmental Permits contain the only and exclusive representations and warranties related to environmental matters made by Seller in this Agreement; and

                  (e) Seller has provided to Purchaser true and complete copies of all correspondence between Seller and any Person or Governmental Authority which constitutes or relates to an environmental claim against Harris and all correspondence between Seller and Harris with respect to all environmental indemnification claims made by Seller relating to the Site pursuant to the Harris Agreement. Seller has provided to Purchaser true and complete copies of the Harris Agreement and all schedules to the Harris Agreement relating to environmental conditions with respect to the Site.

         Section 5.10. Material Contracts. Except (i) for agreements entered into after the date hereof, (ii) for open purchase orders with customers entered into in the ordinary course of business consistent with past practices or (iii) as set forth on Schedule 5.10, Seller is not a party to or bound by (the following being referred to as the "Material Contracts"):

                  (a) any contract, agreement or other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Business the terms of which provide for financial commitments in excess of $250,000;

                  (b) any contract, agreement and other arrangement for the sale of Inventories or other personal property or for the furnishing of services by the Business with firm commitments in excess of one year from the date hereof;

                  (c) any broker, distributor, dealer, manufacturer's representative, franchise or agency agreements relating primarily to the Business the terms of which provide for financial commitments in excess of $250,000;

                  (d) any contracts and agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions relating primarily to the Business with respect to which Seller is an obligor in excess of $250,000 or which are secured by any Conveyed Asset;

                  (e) any agreements entered into since December 29, 2000, providing for the acquisition or disposition of any Conveyed Assets and having an individual value in excess of $150,000, or an aggregate value in excess of $250,000, other than the sale of Inventories in the ordinary course of business consistent with past practice or the sale of obsolete equipment;

                  (f) any consulting, employment, severance, retention, separation, collective bargaining or similar agreements relating to the Business with respect to which Seller is an obligor in excess of $250,000;

                  (g) any material technology, product or process development agreement or joint venture agreement primarily relating to the Business;

                  (h) any agreements materially limiting the freedom of Seller to conduct the Business in any geographical area and all confidentiality agreements to which Seller is a party primarily related to the Business, the Conveyed Assets or Assumed Liabilities, other than those agreements entered into by Seller in connection with its proposed disposition of the Business;

                  (i) agreements, arrangements or understandings with any Affiliate of Seller primarily related to the Business;

                  (j) real property leases relating to the Mountaintop Facility; and

                  (k) any other agreement which is material to the Business and which is not otherwise disclosed in response to items (a) through (j) above.

                  Each Assumed Contract that constitutes a Material Contract is valid, in full force and effect and enforceable against Seller and to the Knowledge of Seller the other parties thereto in accordance with the terms of such Assumed Contract that constitutes a Material Contract, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth in Schedule 5.10, there is no material current default or claim of material current default under any Assumed Contract that constitutes a Material Contract and, to the Knowledge of Seller, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material current default by Seller or any party thereto under any Assumed Contract that constitutes a Material Contract, or would permit material modification, acceleration or termination of any Assumed Contract that constitutes a Material Contract, or result in the creation of a Lien on any of the Conveyed Assets other than Permitted Encumbrances.

         Section 5.11. Intellectual Property. Schedule 5.11 sets forth a true and complete list of each of the material Intellectual Property included in the Conveyed Assets, subject to the IP Agreement, (excluding software that may be purchased over-the-counter) and all agreements related to such Intellectual Property.

                  (a) Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property assigned or licensed to Purchaser under the IP Agreement.

                  (b) With respect to pending applications and applications for registration of Intellectual Property that is material to the Business, Seller has advanced the prosecution of these applications as it does in the ordinary course of business.

         Section 5.12. Real Property. Schedule 5.12 sets forth all of the real property which is owned in fee by the LLC (the "Real Property") and used primarily in connection with the Business. Schedule 5.12 sets forth a description of the title insurance policy and survey obtained by the Seller in connection with its acquisition of the Business. The Real Property is owned by the LLC free and clear of any and all Liens, other than Permitted Encumbrances.

                  (a) Seller has delivered to Purchaser (i) a copy of each deed or lease by which the LLC acquired title to or its interest in the Real Property described in Schedule 5.12, (ii) a copy of the title insurance policy Seller has for the Real Property described in Schedule 5.12, and (iii) a copy of the survey Seller has for the Real Property described in Schedule 5.12.

                  (b) All of the buildings and improvements situated upon the Real Property are operable and in normal condition and repair, subject to ordinary wear and tear, except as set forth on Schedule 5.12.

                  (c) Seller has not received any written notice from any Governmental Authority alleging violations of any applicable zoning building or other codes, laws, rules and regulations governing the ownership or use of any of the Real Property. To the Knowledge of Seller, the Real Property and Seller's use thereof complies with all such codes, laws, rules and regulations, except where failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

                  (d) Seller has received no written notices from any Governmental Authority of any pending or threatened condemnation or appropriation proceedings against any portion of the Real Property that would create a Material Adverse Effect.

                  (e) Notwithstanding anything in this Section 5.12 or elsewhere in this Agreement to the contrary, the LLC hereby covenants and agrees and represents and warrants that the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement made by the LLC (formerly known as Harris Semiconductor (Pennsylvania), LLC in favor of Credit Suisse First Boston dated as of August 13, 1999 and listed as item number 25 on Schedule 1.1(c) hereto (the "Mortgage to be Released") shall be discharged and released of record prior to or at the Closing, and in no event shall such Mortgage to be Released be listed or excepted on the Deed as a "Permitted Exception."

         Section 5.13. Assets.

                  (a) Other than Permitted Encumbrances or as otherwise provided in this Agreement, Seller owns, leases or has the legal right to use all of the Conveyed Assets (other than Intellectual Property and Real Property, which are the subjects of Sections 5.11 and 5.12, respectively) and has good title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all Conveyed Assets (other than Intellectual Property and Real Property, which are the subjects of Sections 5.11 and 5.12, respectively), in either case except for Permitted Encumbrances. Except as set forth in Schedule 5.13(a) and for the Excluded Assets, the Conveyed Assets (other than Intellectual Property and Real Property, which are the subjects of Sections 5.11 and 5.12, respectively) together with Purchaser's rights under the Partial Assignment, the IP Agreement, the Transition Services Agreement and the Supply Agreement, are sufficient to operate the Business following the Closing as presently conducted by Seller.
Schedule 5.13(b) lists all of the fixed assets included among the Conveyed Assets as of December 29, 2000, specifying, as to each, its inventory tag or similar tracking number, type, location and net book value as reflected in Seller's books of account.

                  (b) The Equipment included in the Conveyed Assets includes all manufacturing equipment (except for the packaging and test equipment) necessary to operate the Business following the Closing as presently conducted by Seller.

         Section 5.14. Inventory. The Inventory is in good condition, suitable for its intended use, consists of a quality and quantity useable and saleable in the ordinary course of business and is valued at the lower of standard cost, which approximates actual costs determined on a first-in-first-out basis, or market, except for obsolete or slow-moving items or items of below-standard quality, all of which have been written off, written down to net realizable value or reserved against in the books and records of the Business. All such non-excepted items of Inventory consist of items of a quality and quantity useable or salable in the ordinary course of business within a reasonable period of time at normal profit margins and such Inventories can be expected to be consumed in the ordinary course of business within a reasonable period of time.

         Section 5.15. Financial Information. Seller has previously delivered to Purchaser unaudited statements of certain assets and certain liabilities of the Business as of December 31, 1999 and December 29, 2000, together with the related statements of revenues less certain expenses to EBITDA (collectively the "Financial Information"). The Financial Information was derived from the internal books and records of Seller and has been prepared in a manner consistent with Seller's current accounting practices with respect to the Business. Except as set forth in Schedule 5.15, the Financial Information is complete and accurate, is presented in accordance with GAAP and presents fairly, in all material respects, the financial position and the results of operations of the Business for the periods indicated (exclusive of the Excluded Assets and the Retained Liabilities), except for the omission of certain information required to be included in footnotes to the Financial Information, which footnotes have not been prepared by Seller. Seller makes no other representations with regard to the Financial Information. Without limiting any of the foregoing, Purchaser acknowledges that the Financial Information was prepared solely for the purpose of this Agreement and that the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information.

         Section 5.16. Taxes.

                  (a) Except as set forth in Schedule 5.16, all material Tax Returns that are required to be filed on or before the date hereof with respect to any Tax by or on behalf of Seller have been filed, such material Tax Returns are true and complete in all material respects, and all Taxes shown to be due and payable on such material Tax Returns have been paid except where such Tax is being contested in good faith by appropriate proceedings or where the failure to so file or pay would not be reasonably likely to create a Material Adverse Effect. To the Knowledge of Seller, there are no Liens for Taxes upon any of the Conveyed Assets, except for Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings or which are Permitted Encumbrances.

                  (b) Seller does not have any Liability for Taxes of any Person as a Member of a consolidated group, as transferee or successor, by contract or otherwise which would have a Material Adverse Effect on the Business, the Conveyed Assets or Purchaser following Closing.

                  (c) To the Knowledge of Seller, there is no pending or threatened action that if determined adversely to Seller would result in the assertion of any deficiency for any tax, interest or penalties in connection therewith which would have a Material Adverse Effect on the Business, the Conveyed Assets or Purchaser following Closing.

         Section 5.17. Employee Benefits.

                  (a) Set forth on Schedule 5.17 is a list of each Plan in effect as of the date of this Agreement.

                  (b) As applicable with respect to each Plan, Seller has made or will make available to Purchaser copies of (i) each Plan and any related trust or other funding instrument, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, and (iii) for the Seller Savings Plans (the only Plans intended to be tax qualified under Section 401(a) of the Code), the most recent IRS determination letters.

                  (c) None of the Conveyed Assets is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA
Section 4068 or arising out of any action filed under ERISA Section 4301(b).

                  (d) Neither Seller nor any other employer (an "ERISA Affiliate") that is, or was at any relevant time, together with Seller, treated as a "single employer" under section

414(b), 414(c) or 414(m) of the Code, has incurred any liability which could reasonably be expected to subject Purchaser or any Conveyed Asset to liability under Title IV of ERISA.

                  (e) Neither Seller nor any ERISA Affiliate, while an ERISA Affiliate, has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which could reasonably be expected to subject Purchaser or any of the Conveyed Assets to liability under Title IV of ERISA.

                  (f) The Seller Savings Plans have been administered substantially in accordance with their terms (and with applicable law to the extent not yet required to be reflected in the terms of such Plans)in all material respects; no prohibited transactions or reportable events have occurred with respect to any such Seller Savings Plan within the meaning of Title I of ERISA; no breach of fiduciary duty has occurred in any respect material to any such Seller Savings Plan; and no material liability has been incurred or is accruing for any late, incomplete, inaccurate or unfiled notice or report that is required to be given with respect to any Seller Savings Plan to any participant, beneficiary or governmental agency pursuant to applicable reporting or disclosure provisions of ERISA or the Code.

                  (g) The Seller Savings Plans are both tax-qualified under Code
Section 401(a) as of the Closing and have remained tax-qualified since their inception. All contributions due to the Seller Savings Plans for any period prior to and including the Closing Date have been made in full or will be made in the ordinary course before the transfers described in Section 7.4(b).

                  (h) No complaints or disputes, government audits or investigations, or compliance correction procedures (including CAP, VCR and self-corrections) are known to be imminent, pending or needed with respect to any Seller Savings Plan.

                  (i) Seller does not maintain, provide or have any obligation to provide, any medical or other health coverage for any retirees or their spouses, dependents and surviving beneficiaries, except as required by the continuation of coverage provisions of ERISA section 601 and Code section 4980 B or as otherwise disclosed to Purchaser on Schedule 5.17.

         Section 5.18. Undisclosed Liabilities. Except for the Assumed Liabilities, the Business has no liabilities or obligations that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

         Section 5.19. Brokers. Except as set forth on Schedule 5.19, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

         Section 6.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

         Section 6.2. Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby.

         Section 6.3. Binding Effect. Each of this Agreement and the documents contemplated hereby constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or law).

         Section 6.4. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) subject to obtaining the consents referred to in Schedule 6.5, violate, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under any agreement, contract or other instrument to which Purchaser is a party or to which its assets are subject which would prevent Purchaser from completing the transactions contemplated by this Agreement or (iii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Purchaser is subject which would prevent Purchaser from completing the transactions contemplated by this Agreement.

         Section 6.5. Purchaser Consents and Approvals. Except as set forth in
Schedule 6.5, the execution, delivery and performance of this Agreement and the documents contemplated hereby by Purchaser do not and will not require any consent or approval of any Governmental Authority or any Person, except for (i) the notification requirements of the HSR Act and (ii) as may be necessary as a result of facts or circumstances relating solely to Seller.

         Section 6.6. No Litigation. Except as may be set forth on Schedule 6.6, no litigation, investigation or proceeding by or before any court or Governmental Authority or arbitrator is pending against or, to the Knowledge of Purchaser, threatened against Purchaser, which will have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

         Section 6.7. Financial Capability. On the Closing Date, Purchaser will have sufficient funds to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

         Section 6.8. Condition of Conveyed Assets. Purchaser and its representatives and agents have had and exercised, prior to the date hereof, the right to enter upon the Real Property and to make all inspections and investigations of the Business and the Conveyed Assets deemed necessary or desirable by Purchaser, provided that no knowledge acquired or capable of being acquired by Purchaser or its representatives in the course of such inspections and investigations shall waive or otherwise limit any representation or warranty of Seller herein or limit any right or remedy of Purchaser, whether based upon any inaccuracy or breach of any such representation or warranty hereunder or otherwise. Purchaser is purchasing the Conveyed Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of Seller other than as set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in this Agreement. PURCHASER REPRESENTS THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY OF SELLER, THE BUSINESS, THE CONVEYED ASSETS OR THE ASSUMED LIABILITIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER OR ITS REPRESENTATIVES OR PURCHASER'S USE OF, ANY SUCH INFORMATION RELATING TO THE BUSINESS, ANY OFFERING MEMORANDUM OR OTHER PUBLICATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES, OR ANY OTHER DOCUMENT OR INFORMATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES IN CONNECTION WITH THE SALE OF THE BUSINESS OTHER THAN AS SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THE ENVIRONMENTAL CONDITION OF THE CONVEYED ASSETS WITH VARIOUS EMPLOYEES, AGENTS AND/OR REPRESENTATIVES OF SELLER, BUT NO KNOWLEDGE ACQUIRED OR CAPABLE OF BEING ACQUIRED BY PURCHASER THEREBY SHALL WAIVE OR OTHERWISE LIMIT ANY REPRESENTATION OR WARRANTY OF SELLER HEREIN RELATING THERETO. PURCHASER HAS INVESTIGATED AND HAS KNOWLEDGE OF OPERATIVE OR PROPOSED GOVERNMENTAL LAWS AND REGULATIONS INCLUDING, BUT NOT LIMITED TO, ENVIRONMENTAL AND LAND USE LAWS AND REGULATIONS TO WHICH THE CONVEYED ASSETS ARE OR MAY BE SUBJECT AND PURCHASER IS PURCHASING THE CONVEYED ASSETS UPON THE BASIS OF ITS REVIEW AND DETERMINATION OF THE APPLICABILITY AND EFFECT OF SUCH LAWS AND REGULATIONS, AND THE REPRESENTATIONS AND WARRANTIES REGARDING SUCH MATTERS SET FORTH HEREIN, AND PROVIDED THAT ANY RIGHT OF PURCHASER HEREUNDER BASED UPON THE BREACH OF ANY SUCH REPRESENTATION OR WARRANTY, OR

ANY COVENANT OF SELLER HEREIN, WILL NOT BE AFFECTED BY ANY SUCH INVESTIGATION OR KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) BY PURCHASER AT ANY TIME, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT OR THE CLOSING DATE.

         Section 6.9. Brokers. Except as set forth on Schedule 6.9, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE VII
                                    COVENANTS

         Section 7.1. Information and Documents; Access to Employees.

                  (a) From and after the date hereof and pending the Closing, upon reasonable advance notice, Seller shall permit Purchaser and its representatives to have reasonable access, during regular business hours to the assets, employees (including for purposes of discussions relating to significant developments, transactions and proposals relating to the Business), books and records of Seller relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, that no such access shall unreasonably interfere with Seller's operation of its business, including, without limitation, the Business; and Purchaser and its representatives shall not be permitted to perform any intrusive investigations (including, without limitation, soil, ground water, sediment, building material, surface water or air sampling) without Seller's consent, which may be withheld in its sole discretion; provided further, that all information received by Purchaser and given by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its agents and representatives as Proprietary Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

                  (b) From and after the date hereof, each of Purchaser and Seller shall cooperate with the other in its defense or prosecution of any claim relating to a Retained Liability or an Assumed Liability, as the case may be, involving a third party, and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include, but not be limited to, making Employees available on a mutually convenient basis (at the reasonable cost and expense of the requesting party) in connection with the other party's compliance with the provisions of this Section 7.1(b).

         Section 7.2. Conduct of Business. From and after the date hereof and to the Closing, except as otherwise contemplated by this Agreement, for the actions set forth on Schedule 7.2, or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Seller shall conduct the Business, and will cause the Business to be conducted, in the ordinary and usual course consistent with past practice, and use commercially reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties. From and after the date hereof and to Closing, except as otherwise contemplated by this

Agreement, for the actions set forth on Schedule 7.2, or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as may be necessary to remove or preserve the Excluded Assets, Seller covenants and agrees that it shall:

                  (a) maintain insurance coverage at levels consistent with presently existing levels;

                  (b) not incur, create or assume any Lien with respect to any Conveyed Asset other than Permitted Encumbrances;

                  (c) not dispose of any of the Conveyed Assets except for (i) dispositions of Inventories in the ordinary course of business consistent with past practice and (ii) dispositions of assets (other than Inventories and the Patents listed on Schedules 2.1(e) and 2.3(q)) with an aggregate value not in excess of $100,000.

                  (d) not enter into any new or otherwise amend any term of, or waive any right under, any existing Material Contract outside of the ordinary course of business consistent with past practice;

                  (e) not acquire any Conveyed Asset or make any new commitment or increase any previous commitment to acquire any Conveyed Asset, except for
(i) acquisitions of Inventories in the ordinary course of business consistent with past practice, (ii) capital expenditures for the Business with an aggregate value not in excess of $2,000,000 and (iii) other non-capitalized assets (other than Inventories) with an aggregate value not in excess of $100,000;

                  (f) not increase compensation and benefits to Employees, except in the ordinary course of business consistent with past practice;

                  (g) not settle any litigation or dispute relating to the Conveyed Assets, or any Assumed Liability or Employee for an amount in excess of $500,000;

                  (h) collect the accounts receivable and pay the accounts payable of the Business in the ordinary course of business consistent with past practice; and

                  (i) not agree to take any of the foregoing actions (except in subsections (a) and (h).

                  Nothing in this Agreement shall diminish Seller's sole title to the Business or shall be construed to limit Seller's discretion to operate the Business in the ordinary course (subject to the limitations set forth above in this Section 7.2), or shall give Purchaser any ownership rights to the Conveyed Assets, before the Closing Date.

         Section 7.3. Reasonable Best Efforts; Certain Governmental Matters.

                  (a) Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.2 hereof), each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to cause the satisfaction of the conditions set forth in Article IV, including the execution and delivery of any further instruments or documents which are reasonably requested by the other Party or its counsel in order to evidence or facilitate the consummation of the transactions contemplated hereby.

                  (b) Seller shall cooperate with Purchaser in obtaining, at Purchaser's cost, (i) a good and valid, irrevocable ALTA title insurance commitment (the "Title Commitment"), in final form, from the Title Company, irrevocably committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment and reasonably acceptable to Purchaser) to issuing ALTA form of title insurance policies insuring good, valid, indefeasible fee simple title to the Owned Real Property in the amount requested by Purchaser and reasonably acceptable to Seller prior to Closing, subject to no other encumbrances or other exceptions to title other than the Permitted Encumbrances (except for the Mortgage to be Released).

                  (c) Not later than five business days after the date hereof and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, the Parties shall cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Each Party shall inform the other Party of any material communication such Party has with the Federal Trade Communication or the Antitrust Division of the Department of Justice. Each Party shall use its commercially reasonable best efforts to obtain an early termination of the applicable waiting period. Purchaser and Seller shall use their commercially reasonable best efforts to resolve diligently and expeditiously any objections that may be asserted by the Federal Trade Commission or the Antitrust Division of the Department of Justice with respect to the transactions contemplated by this Agreement and shall cooperate fully and in good faith in connection with overcoming any such objections and in expeditiously providing additional information or documentation pursuant to a request for additional information. Purchaser shall have no obligation to enter into any agreement or accept any order requiring it to divest any assets or business and shall have no obligation to contest any order, ruling or other action conditioning approval of the consummation of the transactions contemplated by this Agreement on such divestiture or any conditions affecting Purchaser's operation of its existing businesses or the Business after Closing.

                  (d) The Parties shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

                  (e) Seller and Purchaser shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority. In that regard, each party shall without limitation (to the extent permitted by applicable law):
(i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participate in any meeting with any such Governmental Authority unless it notifies and, to the extent reasonably practicable, consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all material correspondence, filing and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, and (v) furnish the other with such necessary information and reasonable assistance as Seller or Purchaser may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Seller and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or their or its legal counsel.

                  (f) Seller shall comply with and file all necessary notices and filings under Title 72, Section 1403 of the Pennsylvania Statutes (72 P.S.
1403) in due course.

         Section 7.4. Employees and Employee Benefits.

                  (a) Employees - Offer of Employment; Continued Employment; Severance. Purchaser shall offer employment as of 12:01 a.m. on the day immediately following the Closing Date to (i) each Employee at the Mountaintop Facility and (ii) those other Employees listed on Schedule 7.4(a)(1) (the "Non-Mountaintop Employees"), at the same or comparable position and at a rate of pay at least equal to the Employee's rate of pay in effect on the Closing Date and with benefits which shall be comparable to the employee benefits provided to Purchaser's similarly situated Employees as of the Closing Date, provided, however, that offers of employment to Inactive Employees shall, subject to Section 7.4(e), not be made until such time as such Employee returns to active status and provided, further, that as to those Non-Mountaintop Employees designated as "Conditional" on Schedule 7.4(a)(1), such offers shall be conditioned upon such Employee's agreement to relocate, at Purchaser's expense in accordance with Purchaser's relocation policy, to a Purchaser work location if requested by Purchaser. Seller shall use its commercially reasonable best efforts to assist Purchaser in hiring those Employees to whom Purchaser extends an offer of employment. For purposes of this Section 7.4, references to "pay" shall include base pay plus any commission, bonus or incentive pay, but exclude retention and retention/performance allowances. With respect to Affected Employees at the Mountaintop Facility only, such employment shall be at a location within a 25-mile radius of the Affected Employee's location of employment as of the Closing Date. Schedule 7.4(a)(2) (which shall be updated by Seller on the Closing Date) shall set forth the name of each Employee, and his or her current rate of pay, position and date of hire. Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees as of the Closing Date, (ii) Employees who do not accept the offer of employment or continuation of employment given by Purchaser in accordance with this Section 7.4(a) or (iii) formerly active Employees of the Business who are on inactive status for any reason as of the Closing Date; except that Purchaser shall be obligated to offer employment to those inactive Employees referenced in (iii) if and when they cease inactive status in accordance with Section 7.4(f) below. Purchaser shall be solely responsible for all wages and other compensation (including bonuses, incentive payments and commissions) accruing after the Closing Date with respect to the Affected Employees, as well as compliance with all legal duties owed to such Employees or their statutory bargaining representatives following the Closing Date. Purchaser may, at its discretion but subject to any existing collective bargaining agreements, change the conditions of employment after the Closing Date except for (i) the location requirement described in this Section 7.4(a) and (ii) the pay and benefits comparability requirements described in this Section 7.4(a). To the extent allowed by law, each Employee hired by Purchaser in connection with this transaction shall be provided credit, under each Purchaser Plan (including any severance plan) for which such Employee is or becomes eligible, for all service with Seller and its Affiliates to the same extent as such service was credited for the same respective benefits purposes as of the Closing Date by Seller and its Affiliates, but nothing in this sentence shall entitle any such Employee to commence participation in any Purchaser Plan as of any date prior to the Closing Date or to have any contribution made on his or her behalf to any Purchaser Plan with respect to any service credited for any period prior to the Closing Date, or to duplicate any benefit provided under Seller's Benefit Plans.

                  (b) Savings Plans. Effective as of 12:01 a.m. on the day immediately following the Closing Date, each participant in the Seller Savings Plans (as defined in Section 7.4(b)(i) below) who is hired by Purchaser immediately in connection with this transaction shall (i) cease to be an active participant under each such Seller Savings Plan and (ii) become fully vested in such Seller Savings Plans. Each such employee may become eligible to participate in Purchaser's 401(k) plan after the Closing Date in accordance with the terms of said plan, taking into account any pre-Closing service credited under Section 7.4(a) above. Seller shall deliver, or cause to be delivered, to Purchaser such records and data concerning participants in Seller Savings Plans as shall be reasonably satisfactory to Purchaser for purposes of administering its 401(k) plan with respect to Employees whom Purchaser employs after the Closing.

                           (i) As soon as practicable after the Closing Date,
Seller and Purchaser shall, if necessary, file IRS Form 5310-A for each of their respective tax qualified 401(k) plans, giving 30 days advance notice of a transfer of assets from the Intersil Corporation Retirement Plans (the "Seller Savings Plans") to the Purchaser Savings Plans which are 401(k) plans (the "Purchaser Savings Plans"). As soon as practicable after the 30-day periods from the dates of filing of the IRS Forms 5310-A have been completed, or if such filings are unnecessary, as soon as practicable, but in no event more than 180 days after Closing, Seller shall cause the Seller Savings Plans to transfer the account balances of all Affected Employees to the Purchaser Savings Plans. The assets of the account balances to be transferred shall consist of cash, including the proceeds of any necessary liquidation of shares held in the Harris Stock Fund under Seller Savings Plans, notes reflecting loans from Seller Savings Plans to the Affected Employees held in those accounts, and such other assets as the trustee(s) of Purchaser Savings Plans shall agree to accept. Purchaser, on the one hand, and Seller, on the other hand, each agree to use its reasonable efforts and to cooperate with the other to effect as promptly as possible the transfers of assets contemplated under this Section 7.4(b)(ii), subject to Seller's receipt of satisfactory evidence that the Purchaser Savings Plans are in compliance with all relevant Tax and labor Laws; such evidence shall include, but not be limited to, a current determination letter from the IRS, if available, and satisfactory representations from the administrators of the Purchaser Savings Plans concerning Tax qualifications under Section 401 of the Code. If a current determination letter has not been obtained, Purchaser shall provide an opinion of legal counsel that the Purchaser Savings Plans are reasonably believed to be qualified under Section 401(a) of the Code, together with a copy of the latest IRS determination letter (if such a letter was ever received), and a representation that a timely application for a determination letter will be filed or is pending and that Purchaser will take all reasonable steps necessary to secure a determination letter. Prior to any transfer of assets from the Seller Savings Plans to the Purchaser Savings Plans, Seller shall provide Purchaser with satisfactory evidence that the Seller Savings Plans are in compliance with all relevant Tax and Labor Laws; such evidence shall include, but not be limited to a current determination letter from the IRS and satisfactory representations from the administrators of the Seller Savings Plans concerning tax qualification of those Plans under Code Section 401(a). If a current determination letter is not available, then Seller shall provide an opinion of legal counsel that the Seller Savings Plans are reasonably believed to be tax-qualified under Section 401(a) of the Code, together with a copy of the latest IRS determination letter for each such Plan (if such a letter was ever received) and a representation that a timely application for a determination letter will be filed, or is pending, and that Seller will take all reasonable steps necessary to secure a determination letter.

                           (ii) Seller will give Purchaser reasonable access to
and at Purchaser's request a copy of the records of Seller necessary to administer the retirement benefits of Affected Employees transferred to the Purchaser Savings Plans. The Affected Employees initially shall be enrolled (automatically, if feasible) in the appropriate Purchaser Savings Plan at the same salary deferral contribution level in effect at the Closing Date for that participant under the Seller Savings Plans, subject to the Affected Employees' right to change that contribution level after his or her enrollment in the Purchaser Savings Plan according to the terms of that Plan. The Purchaser Savings Plans also shall honor (to the extent feasible) any beneficiary designations and other administrative elections in effect under the Seller Savings Plans for Affected Employees as of the Closing Date, but such elections shall be administered according to the terms of the Purchaser Savings Plans thereafter. Purchaser shall amend the Purchaser Savings Plans as needed to preserve any benefit rights from the Seller Savings Plans that must be protected in accordance with Code Section 411(d)(6) with respect to each Affected Employee' transferred account, and to vest the transferred accounts to the same respective extent they were vested under the Sellers Savings Plans.

                  (c) Accrued Entitlements. Purchaser shall be responsible for all accrued entitlements to the extent and up to the amounts reflected on the Closing Balance Sheet, including, but not limited to, vacation days, for Affected Employees as of the Closing Date, consistent with Seller's policy in respect thereof. Seller shall give Purchaser reasonable access to and a copy of the records of Seller necessary to determine and administer the vacation and other accrued entitlements of Affected Employees as reflected on the Closing Balance Sheet.

                  (d) Success Sharing and Leadership Incentive Plans. At or reasonably promptly after Closing, Seller shall pay to the Affected Employees any Success Sharing, Leadership Incentive or Deferred Profit Sharing payments due, but unpaid, to any such affected Employees with respect to the year 2000. In addition, Seller will also pay to those Affected Employees who would reasonably have expected to receive Success Sharing or Leadership Incentive Plan payments for 2001 a pro rata portion of those bonuses. That pro rata portion will be the portion of the reasonably expected bonuses, as calculated by Seller in accordance with its applicable plans, multiplied by a fraction, the numerator of which is the number of days beginning January 1, 2001 and ending on the Closing Date and the denominator of which is 365. Purchaser shall have no obligation to provide for the Affected Employees any benefits comparable to the Success Sharing, Leadership Incentive or Deferred Profit Sharing benefits maintained by Seller. However, to the extent any Affected Employees would be eligible, by virtue of job position, salary level or other plan eligibility criteria, to participate in any similar type of incentive plan currently maintained by Purchaser, after pre-Closing service is credited under Section 7.4(a), then such Affected Employees' participation in such Purchaser's incentive or similar plan shall not be precluded due to the Employee's job location or prior affiliation with Seller; provided, however, that to avoid duplication no benefit shall be paid to such Affected Employees under any such Purchaser Plan based on any part of year 2001 for which the Employee received a benefit from Seller in accordance with this Section 7.4(d).

                  (e) Medical and Welfare Plan Obligations. (i) Any Employees of Seller or its Affiliates who are hired by Purchaser immediately after the Closing, shall become eligible for such medical and welfare benefit plans as Purchaser then maintains in accordance with the terms of each such respective plan, taking into account for eligibility purposes any pre-Closing service credited to such employees under Section 7.4(a) above. Purchaser shall have no obligation to provide welfare benefit coverage for any Employees of Seller or its Affiliates other than as provided in this Section 7.4(e) and shall not assume any liabilities arising under or with respect to any medical or other welfare benefit plans maintained by Seller or its Affiliates and attributable to matters arising before or existing at Closing or arising in connection with this transaction. Seller shall deliver, or cause to be delivered, to Purchaser such records and data concerning participants in Seller's medical and other welfare benefits plans as shall be reasonably satisfactory to Purchaser for purposes of administering its medical and welfare benefits plans with respect to Employees whom Purchaser employs after the Closing.

                        (i) Purchaser shall use reasonable efforts to contract with the two existing HMO's that cover Affected Employees at the Mountaintop Facility to provide uninterrupted medical coverage (as a new coverage option under Purchaser's group medical plan) to those Affected Employees immediately after the Closing Date on substantially the same terms and conditions as coverage had been provided as of the Closing Date. Affected Employees for whom such uninterrupted HMO coverage is arranged shall continue such coverage after the Closing Date, without the need to re-enroll (if feasible), subject to any future change of enrollment rights under Purchaser's group medical plan. Any Affected Employees who are not covered by either of those two HMOs as of the Closing Date shall be eligible to enroll in any applicable coverage options available under Purchaser's group medical plan, subject to the terms of such coverage options. Coverage under Purchaser's existing CIGNA group medical insurance policy shall be the automatic default coverage option for any Affected Employees who are not eligible for continuing uninterrupted coverage immediately after the Closing Date under one of

Seller's two HMOs referenced above, subject to such Employee having sufficient eligibility service after crediting pre-Closing service under Section 7.4(a). Affected Employees shall be credited under Purchaser's group medical plan for the year 2001 with any deductibles and co-payments they have made and satisfied under Seller's group medical plan as of the Closing Date. Dental coverage for Affected Employees shall be handled the same as group medical coverage under this Section 7.4(e).

                        (ii) Purchaser shall not assume or have any liability or responsibility for providing or funding health coverage for any individual who retired from employment with Seller on or prior to the Closing Date.

                  (f) Inactive Employees - Offer of Employment; Continued Employment; Severance. When an Inactive Employee seeks to return to active employment within any deadline imposed by Seller, Purchaser or applicable Law, Purchaser shall offer immediate employment to such Employee in the same or a comparable position to that which the Employee occupied before such absence but only at such time that the Employee is capable of performing the essential functions of the position occupied immediately before such absence. In addition, immediate employment in the same (or, where permissible under the statute to which leave was taken, comparable) positions will be offered to those Employees returning from authorized leaves of absence such as parental, family and medical, and military leaves or other leaves where return to work is subject to statutory requirements. Such Employees shall be deemed Affected Employees upon their commencement of employment with Purchaser and, from the date of their employment with Purchaser, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this
Section 7.4 for similarly situated Employees. Purchaser shall have no obligation or liability to provide any pay, work or benefits for any such Inactive Employees with respect to any period prior to the time such Inactive Employee actually commences employment with Purchaser under this Section 7.4(f).

                  (g) Inactive Employees on Short Term Disability. Any Inactive Employee, as described in Section 7.4(f) above, who is on short term disability leave on the Closing Date, and who subsequently, without having again become capable of performing the essential functions of the position held by such employee immediately prior to such leave, so as to be entitled to an offer of employment from Purchaser under Section 7.4(f), qualifies for long term disability benefits in accordance with the applicable terms of Seller's Long Term Disability Benefit Plan ("Seller LTD Plan") shall be entitled to such benefits under, and in accordance with the terms of, the Seller LTD Plan.

                  (h) Stock Purchase Plan. Contributions by Affected Employees to Seller's Employee Stock Purchase Plan shall be frozen as of the Closing Date. Any such contributions not applied, as of the Closing Date, to the purchase of Seller stock under that Plan will be so applied at the end of the Plan's purchase period that includes the Closing Date and, as soon as practicable thereafter, in accordance with the terms of Seller's Employee Stock Purchase Plan, all shares of Seller stock so purchased, and any remaining contributions by the Affected Employees, will be distributed to those Affected Employees. Purchaser shall have no obligation to offer or maintain any stock purchase plan for any Affected Employees after the Closing Date.

                  (i) Employee Loans. Effective upon Closing, Seller will forgive those unpaid loans, made to Affected Employees in 1988, in the amount of one 1988 week's pay. With respect to the amount of the forgiven loan, Seller will effect any legally required tax withholding and either (1) Seller will include the amount of the forgiven loan in the final Form W-2 (and any equivalent state or local reports) issued to such Affected Employees by Seller, or (2) if the parties elect the application of the Alternate Procedure set forth in Rev. Proc. 96-60, 1996-2 C.B. 399, Purchaser will include such amount in all such required reports.

                  (j) Assumption of Labor Contracts. Purchaser shall, as of the Closing Date, assume, be solely responsible for, and hold Seller harmless (pursuant to Section 8.2 hereof) from, all liabilities arising under the collective bargaining agreements listed on Schedule 7.4(j) hereto; provided, however, that it is acknowledged and understood that subject to the results of any negotiations or collective bargaining with applicable bargaining representatives over changes in benefits for bargaining unit members in connection with the assumption by Purchaser of the aforesaid collective bargaining agreements, Purchaser shall make all reasonable efforts to provide, immediately following the Closing, comparable employee benefits for bargaining unit members hired by Purchaser. Purchaser shall execute such agreements with the labor organizations listed as signatories to such agreements listed on
Schedule 7.4(j) to effect the assumption of such labor agreements pursuant to the National Labor Relations Act and in accordance with this Section 7.4(h). Purchaser shall recognize and bargain with such labor organizations as required by the National Labor Relations Act and/or any other applicable law.

                  (k) No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 7.4, are for the sole benefit of the Parties to this Agreement and are not for the benefit of any third party.

      Section 7.5. Bulk Transfer Laws. Purchaser acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

      Section 7.6. Compliance with WARN, Etc. Purchaser shall be solely responsible for compliance with any notice obligations under the Worker Adjustment and Retraining Notification Act ("WARN Act"), 29 U.S.C. Section 2101 et seq. (and all state and local analogues of said Act) arising from its failure to hire and retain any of the Employees that it is required to hire pursuant to
Section 7.4 hereof; and Purchaser shall indemnify and hold Seller harmless, pursuant to Section 8.2 hereof, for any claims arising from its failure to hire any of the Employees that Purchaser is obligated to hire hereunder or arising from any action resulting in employment loss of any such Employees after the Closing Date. Seller shall be solely responsible for compliance with any notice obligations under the WARN Act (and all state and local analogues of said Act) arising from any action resulting in employment loss of any Employees prior to or on the Closing Date; and Seller shall indemnify and hold Purchaser harmless, pursuant to Section 8.2 hereof, for any claims arising from any action resulting in employment loss of any Employees prior to or on the Closing Date or arising from any action resulting in employment loss prior to or on the Closing Date of any Employee that Purchaser is not required to hire hereunder.

      Section 7.7. Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any of Seller's or its Affiliates' insurance policies which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

      Section 7.8. Names and Logo. Except as provided in the IP Agreement, as soon as reasonably practicable after the Closing Date, Purchaser shall, or shall cause its Subsidiaries to, revise product literature, change signage and stationery, and discontinue the use of any name or logo set forth in Section 2.3(h).

      Section 7.9. Covenant Not to Compete; Confidentiality.

                  (a) Seller agrees that, during the four year period immediately following the Closing, Seller and its Subsidiaries shall not, directly or indirectly, engage in, or have any financial or other interest in, or manage or operate, or provide or arrange any financing for any Person or business (whether as director, officer, employee, agent, representative, security holder, equity owner, partner, member, consultant or otherwise) involving or engaged in any firm, corporation, partnership, proprietorship or other business entity that engages in the business of manufacturing, selling or distributing Discrete Devices as being conducted by Seller on the date hereof (a "Competing Business"); provided, however, that it shall not be a violation of this Section 7.9 for Seller or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the United States) if Seller or any of its Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 7.5% or more of the voting securities of such Person, (ii) to directly or indirectly acquire any Person, provided that not more than 25% of the revenues of such acquired Person for the twelve months preceding the acquisition were derived from the Competing Business and provided that Seller disposes of such Competing Business within eighteen months after the closing date of such acquisition, (iii) to continue operating existing lines of business, other than the Business, or any of the Excluded Assets or (iv) any business permitted to be engaged in by Seller pursuant to the terms of the IP Agreement.

                  (b) Seller acknowledges and agrees that, to the extent the Conveyed Assets include information concerning the Business which had been previously delivered by Seller to Purchaser prior to the Closing ("Confidential Information"), such Confidential Information effective at the Closing will be acquired by Purchaser and will become the property of Purchaser. Effective upon the Closing, at no time from the Closing Date to the tenth anniversary thereof shall Seller or any Affiliate of Seller disclose any Confidential Information to any person or entity for any reason or purpose whatsoever other than to Purchaser, nor shall any Seller or any Affiliate of Seller make use of any Confidential Information for its own benefit or for the benefit of any other Person or entity unless the prior written consent to such disclosure or use is obtained from Purchaser. The foregoing restriction shall not apply to any disclosure of Confidential Information at any time after the Closing to the extent that (i) such Confidential Information subsequently becomes publicly available without breach of any obligation of confidentiality; (ii) such Confidential Information becomes available to Seller or its Affiliates on a non-confidential basis from a third party that is, to the Knowledge of Seller or its Affiliates, not bound by a confidentiality agreement with or subject to any obligation or duty of confidentiality; (iii) disclosure of Confidential Information is required to Harris Corporation, a governmental authority or any other party in connection with a claim for environmental indemnification by Purchaser, including any claim for environmental indemnification made by Seller against Harris Corporation under the Harris Agreement; or (iv) such disclosure is required by applicable law or any rule, regulation or order of any Governmental Authority, provided that Seller or its Affiliates shall provide Purchaser with prompt notice of any such order prior to disclosure so that appropriate protective orders may be sought.

      Section 7.10. Further Assurances. At any time after the date hereof, Seller and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller or Purchaser, as the case may be, and necessary for Seller or Purchaser, as the case may be, to satisfy its obligations hereunder.

      Section 7.11. Books and Records. Seller and Purchaser agree that from and after the Closing, each Party shall make available to the other Party (at such other Party's expense), during normal business hours and upon reasonable notice, and subject to any applicable privileges, the Party's respective books and records, but only to the extent that such books and records pertain to (a) any Taxes owed to a taxing authority or information necessary to complete a Tax Return; (b) compliance with reporting, filing or other requirements related to the conduct of the business imposed on such Party by the Government Authority or taxing authority; or (c) the assertion or defense of any claims or allegations in any arbitration or in any administrative or legal proceeding related to the conduct of the Business other than claims or allegations which one Party to the Agreement has asserted against the other.

      Section 7.12. Accounts Receivable and Accounts Payable. After the Closing Date, Seller shall collect the Accounts Receivable and shall pay its trade payables relating to the Business (to the extent not included in the Assumed Liabilities) in the ordinary course of business consistent with past practice.

      Section 7.13. Supply Agreement. Purchaser and Intersil shall negotiate in good faith the terms of a supply agreement pursuant to which Purchaser will supply to Intersil after the Closing MOSFET die. Such supply agreement shall be in substantially the form of the Supply Agreement to the extent applicable.

      Section 7.14. Cooperation and Exchange of Information. Seller and Purchaser will provide each other with such cooperation and information as either of them may reasonably request of the other in preparing and filing any Tax Return, amended Tax Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Seller and Purchaser shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to Purchaser and Seller to provide explanations of any documents or information provided hereunder. Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters with regard to the Conveyed Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or
(ii) six years following the due date (without extension) for such Tax Returns.

      Section 7.15. Conveyance Taxes. Purchaser and Seller shall be responsible and liable for and shall indemnify and hold the other harmless against one-half of any realty transfer, sales, use, transfer, value added and other similar Taxes, and any transfer, recording, registration and other fees which become payable in connection with or by reason of the transactions contemplated by this Agreement ("Conveyance Taxes"). Purchaser, after reasonable review and consent by Seller, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Seller shall execute and deliver all instruments and certificates reasonably necessary to enable Purchaser to comply with the foregoing. Purchaser shall timely complete and execute any available resale or other exemption certificates with respect to the inventory or other items sold hereunder, and shall provide Seller with executed copies thereof. Notwithstanding the foregoing, (a) Seller shall not be responsible for more than $250,000 of Pennsylvania state and local realty transfer tax imposed in connection with the transfer of the Real Property to Purchaser (as well as any interest and/or penalties relating thereto) and if the Pennsylvania state and local realty transfer tax (and interest and/or penalties, if any) exceeds $500,000, Purchaser shall pay 100 percent of such excess and (b) to the extent that Purchaser is entitled to receive a credit of or a refund of any of the foregoing Conveyance Taxes upon Purchaser's disposition of the property upon which such tax was imposed, Purchaser shall pay 100 percent of any such tax. No tax for which Seller may be liable hereunder shall be paid without first obtaining Seller's consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth herein, Seller will not be liable for any state sales or use tax if Purchaser could have supplied an appropriate exemption form thereto. Purchaser and Seller shall agree prior to the Closing Date as to any amount (or reasonable estimate thereof) for which Purchaser is and is not entitled to receive a credit or refund, such agreement not to be unreasonably withheld. Additionally, where appropriate and required to minimize or eliminate any Conveyance Tax, the Parties shall provide to each other certificates or other documents such as sale for resale certificates.

      Section 7.16. Mountaintop Lease. Seller and Purchaser covenant and agree that prior to the Closing, the Commercial Lease from Intersil (PA), LLC (successor by merger to Harris Semiconductor (PA), Inc.) to Intersil, Inc. (as assignee of Harris Corporation acting through its semiconductor sector) dated as of April 7, 1998, as heretofore amended (as so amended, the "Mountaintop Lease") shall be either (i) terminated, or (ii) amended to provide that the rents due thereunder during any renewal term thereof would be at current fair market rents determined at the time such renewal/extension option is exercised.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

      Section 8.1. Survival; Knowledge of Breach.

                  (a) (i) The representations and warranties contained in this Agreement, other than those contained in Section 5.9 (Environmental), Section
5.11 (Intellectual Property), the first sentence of Section 5.13 (Assets),
Section 5.16 (Taxes), Section 5.19 and Section 6.9 (Brokers) (such representations and warranties hereinafter referred to as the "Special Representations"), shall survive the Closing until the date that is eighteen
(18) months after the Closing Date; (ii) the representations and warranties contained in Section 5.11 (Intellectual Property) shall survive the Closing until the date which is three (3) years after the Closing Date; (iii) the representations and warranties contained in Section 5.16 (Taxes) shall survive until 60 days following the expiration of the applicable statute of limitations;
(iv) the representations and warranties contained in the first sentence of
Section 5.13 (Assets), and Sections 5.19 and 6.9 (Brokers) shall survive the Closing indefinitely; (v) the representations and warranties contained in
Section 5.9 (Environmental Matters) shall survive the Closing until the date which is five (5) years after the Closing Date; and (vi) the covenants contained in this Agreement shall survive the Closing indefinitely except the covenant set forth in Section 7.2 (Conduct of Business) which shall survive the Closing until the date that is eighteen (18) months after the Closing Date.

                  (b) The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representation, warranties, covenants or obligations.

      Section 8.2. Indemnification.

                  (a)   From and after the Closing Date and subject to Sections
8.1 and 8.4, Seller agrees to indemnify, defend and hold harmless Purchaser and its Affiliates, officers, directors, employees, representatives, agents and stockholders (collectively, "Buyer Indemnitees") against and in respect of any and all Environmental Losses resulting or arising from or relating to any Pre-Closing Environmental Liabilities or the failure to have obtained any authorization, consent, order, approval, or notification required under Environmental Laws prior to the Closing. In addition, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnities against and in respect of any and all losses, claims, damages, liabilities, reasonable costs and expenses, including reasonable legal fees and expenses, but excluding any amount that was included in the Closing Date Liabilities as finally determined pursuant to Section 2.6 ("Losses"), resulting or arising from or otherwise relating to
(i) any breaches of Seller's representations and warranties set forth in this Agreement, or in the certificates contemplated by Section 4.2(c), (ii) any nonfulfillment of or failure to comply with any covenant set forth in this Agreement by Seller or (iii) any Retained Liability.

                  (b)   From and after the Closing Date and subject to Sections
8.1 and 8.4, Purchaser shall indemnify, defend and hold harmless Seller and Seller's respective Affiliates, officers, directors, employees, representatives, agents and stockholders against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of Purchaser's representations and warranties set forth in this Agreement, or in the certificate contemplated by Section 4.3(c), (ii) any nonfulfillment of or failure to comply with any covenant set forth in this Agreement by Purchaser,
(iii) the operation of the Business or the Conveyed Assets or actions relating thereto taken by or on behalf of Purchaser after the Closing, or (iv) any Assumed Liability.

                  (c) Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price.

      Section 8.3. Method of Asserting Claims, etc. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3.

                  (a) In the event that an Indemnified Party obtains knowledge of any claim as to which recovery may be sought against Indemnifying Party pursuant to the indemnity provided for in Section 8.2, or of the commencement of any legal proceedings against an Indemnified Party by any third party as to which such recovery may be sought under Section 8.2, the Indemnified Party shall promptly, but in no event later than 15 days after obtaining such knowledge, give notice to the Indemnifying Party of such claim or proceedings, including the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Failure to give the Claim Notice in accordance with the foregoing terms shall relieve Indemnifying Party of any liability hereunder only to the extent that Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend (or permit any of its predecessors (a "Permitted Designee") to defend) the Indemnified Party against such claim or demand. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend the Indemnified Party within the Notice Period shall be deemed a waiver by Indemnifying Party of its right to defend such action. An election to assume the defense of such claim or demand shall be deemed to be an admission that the claim or demand relating thereto is within the scope of indemnification hereunder. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or proceedings or litigation resulting therefrom only so long as (i) the Indemnifying Party is represented by counsel reasonably satisfactory to the Indemnified Party and (ii) such claim is solely for monetary damages (except with respect to Remedial Actions, as set forth below). All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend or permit a Permitted Designee to defend or conduct Remedial Action for, as the case may be, the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If Indemnifying Party undertakes a Remedial Action at the Site, such actions shall be taken in a manner which minimizes any adverse impact to the operations of Purchaser's business at the Site. If any Indemnified Party desires to participate in any such defense or settlement for which the Indemnifying Party has elected, pursuant to the prior sentence to defend, or permit its Permitted Designee to defend or conduct Remedial Action for, as the case may be, the Indemnified Party may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same shall be contested by the Indemnified Party, then that portion thereof as to which such contest is unsuccessful (and the reasonable costs and expenses pertaining to such contest) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party, its counsel and any Permitted Designee (with respect to any liability for which the Indemnifying Party may have an indemnity claim pursuant to any agreement it had made with such Permitted Designee as in effect as of the date hereof), access to, during normal business hours, the property and relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

                  (b) With respect to any Loss for which any Indemnified Party is indemnified under Section 8.2 of this Agreement, the resolution of which involves Remedial Action, the Indemnifying Party shall have the right, upon timely written notice, to conduct or control the Remedial Action, or permit their Permitted Designee to conduct or control such Remedial Action (if the Indemnifying Party is required to permit such Permitted Designee to assume and control such Remedial Action pursuant to any agreement it has made with such Permitted Designee as in effect as of the date hereof), and any such Remedial Action shall only be required to meet the "Minimum Cleanup Standard." For purposes of this Agreement, the "Minimum Cleanup Standard" shall mean the least stringent standard acceptable under applicable Environmental Laws. Seller shall not be responsible for Losses with respect to Pre-Closing Environmental Liabilities as a result of the aggravation or exacerbation of any Pre-Closing Environmental Liability resulting from any negligence of the Purchaser, any agent or invitee after the Closing Date. It is intended that the scope of the indemnity for Pre-Closing Environmental Liabilities with respect to the time period prior to the Seller's acquisition of the Business from Harris Corporation shall be no greater than the indemnity given by Harris Corporation to Seller in the Harris Agreement; provided however that any failure of Harris to pay or failure of Harris to agree to their responsibility with respect to a claim between Seller and Harris shall not be dispositive of any claim under this Agreement. Notwithstanding any other provision of this Section 8.3(b) or of the Agreement, and notwithstanding any response which Harris may give Seller regarding Seller's claims against Harris under the Harris Agreement, it is understood that Purchaser shall be entitled under Section 8.2 of the Agreement to indemnification from Seller for any and all costs to negotiate or to document with a Governmental Authority a response to the requirements of any Governmental Authority to address, or to obtain, install or modify, but not operate, any equipment needed to comply with the requirements of any Governmental Authority to address: (1) wastewater discharges having pH of less than 5.0 as described in a December 1, 2000 letter from the United States Environmental Protection Agency to Seller; (2) treatment in the wastewater treatment plant of fluoride in the wastewater; or (3) treatment of suspended solids in wastewater as described in a December 5, 2000 letter from the Mountaintop Area Joint Sanitary Authority to Seller.

      Section 8.4. Indemnification Amounts. No Indemnifying Party shall have liability under Sections 8.2(a)(i) or 8.2(b)(i) until the aggregate amount of Losses to an Indemnified Party exceeds $2,625,000 (the "Basket Amount"), in which case the Indemnified Party shall be entitled to Losses in an amount up to 25% of the Purchase Price (the "Cap") in the aggregate; provided, however, that the Indemnifying Party shall be liable only for the amount by which all Losses exceed the Basket Amount and provided, further that the Cap shall be unlimited in respect of all claims for indemnification hereunder other than those under
Section 8.2(a)(i) or 8.2(b)(i). Notwithstanding the foregoing, the Basket Amount shall be zero ($0) and the Cap shall equal the Purchase Price with respect to an Indemnifying Party's obligations to indemnify an Indemnified Party under Sections 8.2(a)(i) and 8.2(b)(i) solely with respect to the Special Representations made by the Indemnifying Party.

      Section 8.5. Losses Net of Insurance, Etc. The amount of any Losses or Environmental Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from third parties (including amounts actually recovered under insurance policies, but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, whether retrospective or prospective, that are certified by the underwriter to result from the claim for such proceeds) with respect to such Losses. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third-party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third-party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third-party in respect thereof, less (B) the full amount of such Losses.

      Section 8.6. Sole Remedy/Waiver. The Parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the Parties' sole and exclusive remedy with respect to the subject matter of this Agreement.

      Section 8.7. No Punitive Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder.

      Section 8.8. Scope of Damages. The Indemnified Party shall use its reasonable business judgment in minimizing any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

      Section 8.9. No Set-Off. Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by either of them pursuant to this Agreement or otherwise.

                                   ARTICLE IX
                                   TERMINATION

      Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)   by written agreement of Seller and Purchaser;

                  (b) by either Seller or Purchaser, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to March 21, 2001 (the "Drop Dead Date") (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); provided, however, if any consent required from a Governmental Authority has not been obtained on or prior to the Drop Dead Date, the Drop Dead Date shall be automatically extended to the third Business Day after all such consents have been obtained but in no event shall the Drop Dead Date be extended beyond July 19, 2001;

                  (c) by either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; and

                  (d) by the non-breaching Party, by giving written notice of such termination to the other Party, if there has been a material breach by such other Party of any representation, warranty, covenant or agreement in this Agreement and such breach is not cured by the earlier of the Closing Date and fifteen Business Days after the breaching Party's receipt of written notice of such breach.

      Section 9.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 9.2 and in Sections 10.7, 10.8, 10.9 and 10.11 hereof, and except that nothing herein will relieve any Party from liability for any breach of any covenant set forth in this Agreement prior to such termination, including liability for attorneys' fees reasonably incurred by the terminating Party in connection with the transactions contemplated hereby.

                                    ARTICLE X
                                  MISCELLANEOUS

      Section 10.1. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by fax, provided that the fax is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

            To Seller:
                              Intersil Corporation
                              7585 Irvine Center Drive
                              Suite 100
                              Irvine, CA 92618
                              Phone: 949.341.7062 (Williams)
                                     949.341.7040 (Moran)
                              Fax:   949.341.7053
                              Attn:  Gregory L. Williams
                                     Stephen M. Moran, Esq.

            with a copy to:
                              Dechert
                              4000 Bell Atlantic Tower
                              1717 Arch Street
                              Philadelphia, PA 19103
                              Phone: 215.994.2762
                              Fax:   215.994.2222
                              Attn:  G. Daniel O'Donnell, Esq.



            To Purchaser:
                              Fairchild Semiconductor Corporation
                              82 Running Hill Road
                              South Portland, ME 04106
                              Phone: 207.775.8100
                              Fax:   207.761.6020
                              Attn:  General Counsel
            with a copy to:
                              Reed Smith LLP
                              2500 One Liberty Place
                              1650 Market Street
                              Philadelphia, PA  19103-7301
                              Phone: 215.851.8136
                              Fax:   215.851.1420
                              Attn:  Lori L. Lasher, Esq.

      Section 10.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      Section 10.3. Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets of such Party, without the prior written consent of the other Party hereto. Any attempted assignment in contravention hereof shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement in whole or in part to a Subsidiary, so long as Purchaser agrees to remain directly liable to Seller for all of Purchaser's obligations hereunder.

      Section 10.4. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters other than any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

      Section 10.5. Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

      Section 10.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller, Purchaser, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

      Section 10.7. Public Disclosure. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the Parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

      Section 10.8. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller, any of its Affiliates or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

      Section 10.9. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, (i) all Taxes relating to the transfer of the Conveyed Assets shall be paid by Purchaser, except as set forth in Section 7.15 and (ii) Seller shall be responsible for all filing, recordation and software transfer fees and any other payments required to obtain any consent required to convey any Environmental Permits or any Conveyed Assets, whether incurred prior to or subsequent to the Closing. In the event that the amount of such fees and payments is less than $3 million, Seller shall pay to Purchaser one-half of the amount by which it is less than $3 million. Fees under the HSR Act shall be paid by each Party in respect of its filings thereunder.

      Section 10.10. Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement where disclosure is apparent on its face, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

      Section 10.11. Governing Law. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING. Seller and Purchaser hereby agree and consent to be subject, non-exclusively, to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania and in the absence of such Federal jurisdiction, the Parties consent to be subject, non-exclusively, to the jurisdiction of the Court of Common Pleas of the Commonwealth of Pennsylvania, County of Philadelphia.

      Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

      Section 10.13. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      Section 10.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.


                                    INTERSIL CORPORATION


                                    By:   /s/ Daniel Henegan
                                          --------------------------------------
                                          Name:  Danial Henegan
                                          Title: Chief Financial Officer



                                    INTERSIL (PENNSYLVANIA) LLC


                                    By:   /s/ Daniel Henegan
                                          --------------------------------------
                                          Name:  Daniel Henegan
                                          Title: Chief Financial Officer





                                    FAIRCHILD SEMICONDUCTOR
                                    CORPORATION


                                    By:   /s/ Joseph R. Martin
                                          --------------------------------------
                                          Name:  Joseph R. Martin
                                          Title: Executive Vice President
                                                  Chief Financial Officer

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

            This is Amendment No. 1 by and among Intersil Corporation, a Delaware corporation ("Intersil"), Intersil (PA) LLC, a Delaware limited liability company ("Intersil PA" and, together with Intersil, the "Sellers") and Fairchild Semiconductor Corporation, a Delaware corporation ("Fairchild"), dated as of March 16, 2001 (the "Amendment") to the Agreement.

                                   Background

            Intersil, Intersil PA and Fairchild have entered into an Asset Purchase Agreement, dated as of January 20, 2001 (the "Agreement"), providing for the sale to Fairchild by Sellers of certain assets relating to the Business. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The parties desire to amend the Agreement as more particularly set forth herein.

                                      Terms

            In consideration of the premises and of the mutual covenants and agreements contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

            (a) Schedule 1.1(c) to the Agreement shall be superseded and replaced in its entirety by Schedule 1.1(c) attached hereto.

            (b) Schedule 2.2(c) referred to in Section 17 below is attached hereto as Schedule 2.2(c).

            (c) Schedule 2.3(q) to the Agreement shall be superseded and replaced in its entirety by Schedule 2.3(q) attached hereto.

            (d) Schedule 2.4(a) to the Agreement shall be superseded and replaced in its entirety by Schedule 2.4(a) attached hereto.

            (e) Schedule 3.1(b)(ix) to the Agreement shall be superseded and replaced in its entirety by Schedule 3.1(b)(ix) attached hereto.

            (f) Schedule 5.5 to the Agreement shall be superseded and replaced in its entirety by Schedule 5.5 attached hereto.

            (g) Schedule 5.10 to the Agreement shall be superseded and replaced in its entirety by Schedule 5.10 attached hereto.

            (h) Schedule 5.11 to the Agreement shall be superseded and replaced in its entirety by Schedule 5.11 attached hereto.

            (i) Schedule 7.4(a)(2) to the Agreement shall be superseded and replaced in its entirety by Schedule 7.4(a)(2) attached hereto.

            (j) Exhibit 3.1(b)(vi) to the Agreement (the IP Agreement) shall be superseded and replaced in its entirety by Exhibit 3.1(b)(vi) hereto.

            (k) Exhibit 3.1(b)(vii) to the Agreement (the Transition Services Agreement) shall be superseded and replaced in its entirety by Exhibit 3.1(b)(vii) hereto.

            (l) Exhibit 3.1(b)(viii) to the Agreement (the Supply Agreement) shall be superseded and replaced in its entirety by Exhibit 3.1(b)(viii) hereto.

            (m) Exhibit 7.13 attached hereto shall be deemed to satisfy the requirements of Section 7.13 of the Agreement.

                  (n) Seller represents and warrants to Purchaser that:

            (i) Intersil Europe Sarl ("Swiss Sub") is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Swiss Sub is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of the property owned or leased by it in the conduct of the Business requires it to be so qualified, except where the failure to be so qualified and in good standing, would not be reasonably expected to have a Material Adverse Effect.

            (ii) Swiss Sub has all requisite corporate power and corporate authority to carry on its business as it is now being conducted and to execute and deliver the Partial Assignment and to perform its obligations thereunder. The execution and delivery by Swiss Sub of the Partial Assignment and the documents contemplated thereby, and the performance by Swiss Sub of its obligations thereunder, have been duly authorized by all requisite corporate action, including but not limited to shareholder consent, if necessary, and no other corporate proceedings are required by Swiss Sub in connection with the execution, delivery and performance of the Partial Assignment and the documents contemplated thereby.

            (iii) The Partial Assignment and the documents contemplated thereby constitutes a valid and binding obligation of Swiss Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

            (iv) The execution, delivery and performance of the Partial Assignment and the documents contemplated thereby by Swiss Sub and the consummation of the transactions contemplated thereby does not and will not (i) violate any provision of the governing documents of Swiss Sub,
      (ii) subject to obtaining the consent of ChipPAC, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Swiss Sub with respect to, or to a loss of any benefit of the Business to which Seller or Swiss Sub is entitled with respect to, the Conveyed Assets,
      (iii) assuming compliance with the matters set forth in Sections 5.5 and
      6.5 of the Agreement, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Swiss Sub is subject, except, with respect to clauses (ii) and (iii), for any violations, conflicts, defaults, terminations, cancellations or accelerations as will not, individually or in the aggregate, be material to the Business as a whole.

            (o) Notwithstanding anything in the Agreement to the contrary, with respect to any Material Contract designated on Schedule 5.10 of the Agreement, as amended hereby, as not being transferred to the Purchaser (except for the Credit Agreement among Intersil, Intersil Holding Corporation, the Lenders named therein and Credit Suisse First Boston, dated August 13, 1999), and which designated Material Contract has not by its terms expired prior to the Closing Date, Sellers shall, to the extent permitted to do so and as requested by Purchaser, purchase on behalf of Purchaser the goods and services represented by such Material Contracts on the same terms and conditions as those available to Intersil at the time of any such purchase until the first anniversary of the Closing Date. Purchaser shall reimburse Sellers for any costs related to such benefits (in accordance with the terms of the applicable Material Contract) received by Purchaser under such Material Contracts (or shall pay such amounts directly to the third party provider). Notwithstanding the foregoing, Sellers represent and warrant to Purchaser that, to the extent Sellers are not permitted to purchase on behalf of Purchaser the goods and services represented by such Material Contracts, the failure to purchase such goods and services shall not materially affect Purchaser's ability to run the Business.

            (p) All references in the Agreement to "Intersil (Pennsylvania) LLC" shall be changed to "Intersil (PA) LLC".

            (q) Section 2.2 of the Agreement is hereby amended by adding the following Section 2.2(c):

"(c) In the event that the Closing proceeds without Purchaser receiving substantially similar rights to those represented by the software-related agreements set forth on Schedule 2.2(c) hereto as are currently being received by the Business (the "Software Agreements"), then following the Closing, Seller shall obtain promptly such rights for Purchaser at Seller's expense, either by the transfer with applicable licensor's consent, of seats and/or rights under existing Seller licenses to existing Purchaser licenses, or by the purchase of a new license on Purchaser's behalf; provided, however, that Seller shall not compromise any rights not otherwise required by this Agreement to be compromised for obtaining such rights under the Software Agreements. The Parties shall cooperate with each other in all such transfers or license purchases. Until such time as Purchaser shall receive such rights, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of the Software Agreements (to the extent Seller is permitted by the terms of such agreements to do so). To the extent that Purchaser is provided the benefits pursuant to this Section 2.2(c) of any Software Agreement, Purchaser shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller thereunder and pay, discharge and satisfy any related liabilities that relate to the rights, other than any fees relating to the transfer or purchase of such rights as provided hereunder."

                  (r) Section 3.1(b)(iii) shall be amended and replaced in its entirety by the following Section 3.1(b)(iii):

"(iii) (A) a Bill of Sale in favor of Purchaser, (B) a Bill of Sale in favor of Fairchild Semiconductor Limited, (C) a Bill of Sale in favor of Fairchild Semiconductor Hong Kong Limited, (D) a Bill of Sale in favor of Fairchild Semiconductor SAS, (E) a Bill of Sale in favor of Fairchild Semiconductor Srl, and (F) a Bill of Sale in favor of Fairchild Semiconductor GmbH, each substantially in the form set forth in Exhibit 3.1(b)(iii) (the "Bill of Sale") executed by Seller.

            (s) Section 4.1 of the Agreement is hereby amended by (i) deleting the "and" as the last word of Section 4.1(b), (ii) replacing the period (".") at the end of Section 4.1(c) with a semicolon (";") and adding the word "and" immediately thereafter and (iii) adding the following Section 4.1(d):

            "(d) both parties shall have entered into the Sales Services Agreement substantially in the form of Exhibit 4.1(d) hereto."

            (t) The second sentence of Section 10.9 is hereby amended and replaced in its entirety by the following sentence:

"Notwithstanding the foregoing, (i) all Taxes relating to the transfer of the Conveyed Assets shall be paid by Purchaser, except as set forth in Section 7.15,
(ii) Seller shall be responsible for all filing, recordation and software transfer fees and any other payments required to obtain any consent required to convey any Environmental Permits or any Conveyed Assets and (iii) Seller shall be responsible for all software transfer fees and any other payments required to obtain the rights for Purchaser under the Software Agreements, in the case of any of the foregoing, whether incurred prior to or subsequent to the Closing."

            (u) (a) Section 2.4 of the Agreement is hereby amended by (i) deleting the "and" as the last word of Section 2.4(e), (ii) replacing the period (".") at the end of Section 2.4(f) with a semicolon (";") and (iii) adding the following:

            "(g) Pension Liabilities to Affected Employees located in Germany arising by operation of German law (the "German Pension Liabilities"); and

            (h) Certain bonus payments to Affected Employees in Kuala Lumpur, Malaysia (the "KL Bonuses")."

      (b) Section 2.5(c) is hereby amended by adding, at the beginning, the phrase "Except as provided in Sections 2.4(g) and 2.4(h),".

      (c) The definition of Closing Date Liabilities in Section 1.1 is hereby amended and replaced in its entirety by the following:

                  " "Closing Date Liabilities" shall mean (i) the amount of the absolute value of those Assumed Liabilities as would be set forth on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP, other than the German Pension Liabilities and accrued KL Bonuses, plus (ii) the amount of German Pension Liabilities as of the Closing Date to the extent required to be recorded under applicable German law, plus (iii) half the amount by which the projected actual amount of German Pension Liabilities, as determined in accordance with FAS 87, exceeds the amount determined under clause (ii) above."

            (v) Section 2.5 of the Agreement is hereby amended by (i) deleting the "and" as the last word of Section 2.5(u), (ii) replacing the period (".") at the end of Section 2.5(v) with a semicolon (";") and adding the word "and" immediately thereafter and (iii) adding the following:

            "(w) all Losses of Purchaser, whether or not incurred or relating to periods prior to or after the Closing, relating to that certain claim of infringement by Fortrend Engineering Corp. against Asyst Technologies, Inc. ("Asyst") with respect to certain Asyst equipment which are included as Conveyed Assets as more fully set forth in that certain letter dated February 7, 2001 from Niro, Scavone, Haller & Niro to Mr. Ray Ford, Plant Manager of the Mountaintop Facility (the "Fortrend Claims"). For purposes of Section 18(j) of the IP Agreement, all Losses with respect to the Fortrend Claims shall not be deemed "Seller Expenses"."

            (w) All Losses incurred by either party to the Agreement resulting from (i) the Closing taking place and (ii) all Governmental Authority consents in the Republic of China (Taiwan) not having been obtained prior thereto shall be shared equally by the Intersil and Purchaser. Intersil and Purchaser agree to indemnify and hold harmless each other to the extent that either party bears Losses in excess of half of all the Losses related thereto

            (x) Section 7.1(b) of the Agreement is hereby amended and replaced in its entirety by the following Section 7.1(b):

                  "(b) From and after the Closing, Sellers and Purchaser will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) reasonable access to their respective officers and employees and reasonable access for inspection and copying of all records and any other information existing at the Closing Date and relating to the conduct of the Business, will furnish such testimony and attend such conferences, discovery proceedings, hearings, trials and appeals, and will make their respective officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Business by Purchaser, or the conduct of its business by Sellers, as the case may be, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; (iii) comply with any of its requirements or exercise any of its rights with respect to the Excluded Assets or the Retained Liabilities or the Conveyed Assets or the Assumed Liabilities, as the case may be, or (iv) subject to clause (ii) above, perform its obligations under this Agreement. Sellers and Purchaser shall each maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the fifth anniversary of the Closing, such party will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the other party. The party requesting the information and assistance provided in this Section 7.1(b) shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 7.1(b) shall be during normal business hours and upon not less than two Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein."

            (y) Except as expressly modified by this Amendment, the provisions of the Agreement shall remain in full force and effect. Execution and delivery of this Amendment shall not constitute or be deemed to be a waiver by either party of any rights that such party may have under the Agreement or an agreement by either party that any of the conditions to such party's obligations under the Agreement have been satisfied or waived. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument. This Amendment shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered on the day and year first above written.

                                    INTERSIL CORPORATION

                                    By:   /s/ Daniel Henegan
                                          --------------------------------------
                                          Name:  Danial Henegan
                                          Title: Chief Financial Officer



                                    INTERSIL (PA) LLC

                                    By:   /s/ Daniel Henegan
                                          --------------------------------------
                                          Name:  Danial Henegan
                                          Title: Chief Financial Officer



                                    FAIRCHILD SEMICONDUCTOR
                                    CORPORATION

                                    By:   /s/ Joseph R. Martin
                                          --------------------------------------
                                          Name:  Joseph R. Martin
                                          Title: Executive Vice President
                                                 Chief Financial Officer